EXHIBIT 10.1

REVOLVING CREDIT, TERM LOAN
AND
SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION
(AS LENDER AND AS AGENT)

WITH

CTI INDUSTRIES CORPORATION
and the other Borrowers party hereto
(AS BORROWERS),

AND

THE OTHER CREDIT PARTIES THAT
ARE PARTY HERETO

December 14, 2017

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3.10	Taxes.	71
3.11	Replacement of Lenders	73

IV.	COLLATERAL: GENERAL TERMS	74

4.1	Security Interest in the Collateral	74
4.2	Perfection of Security Interest	75
4.3	Preservation of Collateral	75
4.4	Ownership and Location of Collateral.	76
4.5	Defense of Agent's and Lenders' Interests	76
4.6	Inspection of Premises	76
4.7	Appraisals	77
4.8	Receivables; Deposit Accounts and Securities Accounts.	77
4.9	Inventory	80
4.10	Maintenance of Equipment	80
4.11	Exculpation of Liability	80

V.	REPRESENTATIONS AND WARRANTIES.	80

5.1	Authority	80
5.2	Formation and Qualification.	81
5.3	Survival of Representations and Warranties	81
5.4	Tax Returns	81
5.5	Financial Statements; No Material Adverse Effect.	82
5.6	Entity Names	82
5.7	O.S.H.A	82
5.8	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.	83
5.9	Patents, Trademarks, Copyrights and Licenses	85
5.10	Licenses and Permits	85
5.11	Default of Indebtedness	85
5.12	No Default	85
5.13	No Burdensome Restrictions	85
5.14	No Labor Disputes	85
5.15	Margin Regulations	86
5.16	Investment Company Act	86
5.17	Disclosure	86
5.18	Delivery of Shareholder Subordinated Loan Documents	86
5.19	[Reserved]	86
5.20	Swaps	86
5.21	Business and Property of Credit Parties	86
5.22	Ineligible Securities	87
5.23	[Reserved]	87
5.24	Equity Interests	87
5.25	Commercial Tort Claims	87
5.26	Letter of Credit Rights	87
5.27	Material Contracts	87

VI.	AFFIRMATIVE COVENANTS.	87

6.1	Compliance with Laws	87

-ii-

6.2	Conduct of Business and Maintenance of Existence and Assets	87
6.3	Books and Records	88
6.4	Payment of Taxes	88
6.5	Financial Covenants.	88
6.6	Insurance.	89
6.7	Payment of Indebtedness and Leasehold Obligations	90
6.8	Environmental Matters.	91
6.9	Standards of Financial Statements	92
6.10	[Reserved]	92
6.11	Execution of Supplemental Instruments	92
6.12	[Reserved]	92
6.13	Government Receivables	92
6.14	Mexican Collateral Matters	93
6.15	Keepwell	93

VII.	NEGATIVE COVENANTS.	93

7.1	Merger, Consolidation, Acquisition and Sale of Assets.	94
7.2	Creation of Liens	94
7.3	Guarantees	94
7.4	Investments	94
7.5	[Reserved].	94
7.6	Capital Expenditures	94
7.7	Dividends	94
7.8	Indebtedness	94
7.9	Nature of Business	94
7.10	Transactions with Affiliates	95
7.11	Reserved	95
7.12	Subsidiaries.	95
7.13	Fiscal Year and Accounting Changes	95
7.14	Pledge of Credit	95
7.15	Amendment of Organizational Documents	95
7.16	Compliance with ERISA	96
7.17	Prepayment of Indebtedness	96
7.18	Shareholder Subordinated Loan	96

VIII.	CONDITIONS PRECEDENT.	96

8.1	Conditions to Initial Advances	96
8.2	Conditions to Each Advance	100

IX.	INFORMATION AS TO BORROWERS.	101

9.1	Disclosure of Material Matters	101
9.2	Schedules	101
9.3	Environmental Reports.	102
9.4	Litigation	102
9.5	Material Occurrences	103
9.6	Government Receivables	103
9.7	Annual Financial Statements	103

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9.8	Quarterly Financial Statements	103
9.9	Monthly Financial Statements	104
9.10	Other Reports	104
9.11	Additional Information	104
9.12	Projected Operating Budget	104
9.13	Variances From Operating Budget	105
9.14	Notice of Suits, Adverse Events	105
9.15	ERISA Notices and Requests	105
9.16	Additional Documents	106
9.17	Updates to Certain Schedules	106
9.18	Financial Disclosure	106

X.	EVENTS OF DEFAULT.	106

10.1	Nonpayment	106
10.2	Breach of Representation	106
10.3	Financial Information	106
10.4	Judicial Actions	107
10.5	Noncompliance	107
10.6	Judgments	107
10.7	Bankruptcy	107
10.8	Material Adverse Effect	107
10.9	Lien Priority	107
10.10	Shareholder Subordinated Loan Default	108
10.11	Cross Default	108
10.12	Breach of Guaranty or Pledge Agreement	108
10.13	Change of Control	108
10.14	Invalidity	108
10.15	Seizures	108
10.16	Reserved	108
10.17	Pension Plans	108
10.18	Anti-Money Laundering/International Trade Law Compliance	109

XI.	LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT.	109

11.1	Rights and Remedies.	109
11.2	Agent's Discretion	110
11.3	Setoff	111
11.4	Rights and Remedies not Exclusive	111
11.5	Allocation of Payments After Event of Default	111

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.	112

12.1	Waiver of Notice	112
12.2	Delay	112
12.3	Jury Waiver	112

XIII.	EFFECTIVE DATE AND TERMINATION.	113

13.1	Term	113
13.2	Termination	114

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XIV.	REGARDING AGENT.	114

14.1	Appointment	114
14.2	Nature of Duties	115
14.3	Lack of Reliance on Agent	115
14.4	Resignation of Agent; Successor Agent	115
14.5	Certain Rights of Agent	116
14.6	Reliance	116
14.7	Notice of Default	116
14.8	Indemnification	117
14.9	Agent in its Individual Capacity	117
14.10	Delivery of Documents	117
14.11	Borrowers' Undertaking to Agent	117
14.12	No Reliance on Agent's Customer Identification Program	117
14.13	Other Agreements	118
14.14	Collateral Matters.	118
14.15	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	119
14.16	Several Obligations; No Liability	120
14.17	Bank Product Providers	121

XV.	BORROWING AGENCY.	121

15.1	Borrowing Agency Provisions; Joint and Several Liability.	121
15.2	Waiver of Subrogation	124

XVI.	MISCELLANEOUS.	124

16.1	Governing Law	124
16.2	Entire Understanding.	125
16.3	Successors and Assigns; Participations; New Lenders.	128
16.4	Application of Payments	131
16.5	Indemnity	131
16.6	Notice	132
16.7	Survival	134
16.8	Severability	134
16.9	Expenses	134
16.10	Injunctive Relief	135
16.11	Consequential Damages	135
16.12	Captions	135
16.13	Counterparts; Facsimile Signatures	135
16.14	Construction	135
16.15	Confidentiality; Sharing Information	136
16.16	Publicity	136
16.17	Certifications From Banks and Participants; USA PATRIOT Act.	136
16.18	Anti-Terrorism Laws	137
16.19	Judgment Currency	137

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LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 1.2(a)	Compliance Certificate
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 2.3(a)	Term Note
Exhibit 2.4(a)	Swing Loan Note
Exhibit 5.5(b)	Financial Projections
Exhibit 8.1(g)	Financial Condition Certificate
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.2	Permitted Encumbrances
Schedule 4.4	Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property
Schedule 4.8(j)	Deposit and Investment Accounts
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	Environmental
Schedule 5.8(b)(i)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.24	Equity Interests
Schedule 5.25	Commercial Tort Claims
Schedule 5.26	Letter of Credit Rights
Schedule 5.27	Material Contracts
Schedule 7.3	Investments
Schedule 7.8	Indebtedness

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REVOLVING CREDIT, TERM LOAN
AND
SECURITY AGREEMENT

Revolving Credit, Term Loan and Security Agreement dated as of December 14, 2017 among CTI INDUSTRIES CORPORATION, an Illinois corporation ("Company"; together with each Person joined hereto as a borrower from time to time, collectively the "Borrowers", and each a "Borrower"), each other Credit Party party hereto from time to time, the financial institutions which are now or which hereafter become a party hereto (collectively, the "Lenders" and each individually a "Lender") and PNC BANK, NATIONAL ASSOCIATION ("PNC"), as agent for Lenders (PNC, in such capacity, the "Agent").

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, the other Credit Parties party hereto, Lenders and Agent hereby agree as follows:

I.	DEFINITIONS.

1.1       Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP; provided, however that, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as in effect on the Closing Date. If there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Agent, Lenders and Borrowers shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Borrowers shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP.

1.2       General Terms. For purposes of this Agreement the following terms shall have the following meanings:

"Accountants" shall have the meaning set forth in Section 9.7 hereof.

"Advance Rates" shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

"Advances" shall mean and include the Revolving Advances (including Protective Advances and Intentional Overadvances), Letters of Credit, Letter of Credit Borrowings, the Swing Loans and the Term Loan.

"Affected Lender" shall have the meaning set forth in Section 3.11 hereof.

"Affiliate" of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote five percent (5%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

"Agent" shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

"Agreement" shall mean this Revolving Credit, Term Loan and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Alternate Base Rate" shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Federal Funds Open Rate in effect on such day plus one-half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.

"Alternate Source" shall have the meaning set forth in the definition of Federal Funds Open Rate.

"Anti-Terrorism Laws" shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

"Applicable Law" shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, this Agreement, Other Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

"Applicable Margin" shall mean (a) with respect to any Revolving Advances and Swing Loans, (i) as of the Closing Date and through the first day of the first calendar quarter following delivery of the audited financial statements for the fiscal year ending December 31, 2017 in accordance with Section 9.7, the applicable percent per annum set forth in Level II below, and (ii) thereafter, effective as of the first day of each calendar quarter (each such day, including the first day of the first calendar quarter following delivery of the audited financial statements referred to in clause (i) above, an "Adjustment Date"), the applicable percent per annum set forth in the pricing table below corresponding to the Average Daily Undrawn Availability for the most recently completed calendar quarter prior to the applicable Adjustment Date:

Level	Average Daily Undrawn Availability	Applicable Eurodollar Rate Margin	Applicable Domestic Rate Margin
I	greater than 50% of the Maximum Revolving Advance Amount	4.25%	3.25%
II	less than or equal to 50% of the Maximum Revolving Advance Amount	4.75%	3.75%

; and (b) with respect to any Term Loans, (i) an amount equal to 3.75% per annum for Term Loans consisting of Domestic Rate Loans, and (ii) an amount equal to 4.75% per annum for Term Loans consisting of LIBOR Rate Loans.

"Application Date" shall have the meaning set forth in Section 2.8(b) hereof.

"Approvals" shall have the meaning set forth in Section 5.7(b) hereof.

"Approved Electronic Communication" shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, the StuckyNet System©, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.

"Average Daily Undrawn Availability" shall mean, for any calendar quarter, an amount equal to the average daily Undrawn Availability during such calendar quarter.

"Base Rate" shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

"Benefited Lender" shall have the meaning set forth in Section 2.6(e) hereof.

"Borrower" or "Borrowers" shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

"Borrowers on a Consolidated Basis" shall mean the consolidation in accordance with GAAP of the accounts or other items of Borrowers and their respective Subsidiaries, but expressly excluding any Consolidated Variable Interest Entities.

"Borrowers' Account" shall have the meaning set forth in Section 2.10 hereof.

"Borrowing Agent" shall mean Company.

"Borrowing Base Certificate" shall mean a certificate in substantially the form of Exhibit 1.2 hereto duly executed by the President, Chief Financial Officer or Controller of the Borrowing Agent and delivered to the Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.

"Business Day" shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

"Capital Expenditures" shall mean, with respect to Borrowers on a Consolidated Basis, expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures. Capital Expenditures shall include the total principal portion of Capitalized Lease Obligations.

"Capitalized Lease Obligation" shall mean with respect to Borrowers on a Consolidated Basis, any Indebtedness of any Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

"Cash Equivalents" shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (d) certificates of deposit, time deposits, overnight bank deposits or bankers' acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

"Cash Management Products and Services" shall mean agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides any of the following products or services to any Credit Party: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards, including p-cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of any Credit Party to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the "Cash Management Liabilities") shall be "Obligations" and otherwise treated as Obligations for purposes of this Agreement and each of the Other Documents, but only so long as such provider (if not PNC or an Affiliate of PNC) has notified Agent in writing of such Cash Management Products and Services within ten (10) days of entering into such agreement or arrangement.

"Cash Management Liabilities" shall have the meaning provided in the definition of "Cash Management Products and Services."

"CEA" shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

"CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

"CFC" means a "controlled foreign corporation" within the meaning of Section 957 of the Code, in which any Credit Party is a "United States shareholder" within the meaning of Section 951(b) of the Code.

"CFC Entity" shall mean, (a) any CFC that has not guaranteed or pledged any of its assets or suffered a pledge of more than sixty-five percent (65%) of its voting stock, to secure, directly or indirectly, any indebtedness of any Credit Party, and (b) any Subsidiary of a Credit Party all or substantially all of the assets of which consist of stock of one or more CFCs that has not guaranteed or pledged any of its assets or suffered a pledge of more than sixty-five percent (65%) of its voting stock, to secure, directly or indirectly, any indebtedness of any Credit Party.

"CFTC" shall mean the Commodity Futures Trading Commission.

"Change in Law" shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

"Change of Control" shall mean: (a) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act), other than Permitted Holder, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 25% or more of the voting Equity Interests of Company; (b)  during any period of 12 consecutive months, a majority of the members of the board of directors of Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board, or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board; (c) Jeff Hyland shall cease to hold office as or perform the day-to-day duties of the President of Company, unless, prior to such event, Company shall have retained a replacement officer in place of such individual who is acceptable to Agent as evidenced by written consent, (d) the occurrence of any event (whether in one or more transactions) which results in Company failing to own one hundred (100%) percent of the Equity Interests (on a fully diluted basis) of each other Credit Party, or (e) any merger, consolidation or sale of substantially all of the property or assets of any Borrower; provided, that the sale by Company of any Equity Interests of any Borrower shall be deemed a sale of substantially all of Company's assets. For purposes of this definition, "control of Borrower" shall mean the power, direct or indirect (x) to vote more than fifty percent fifty percent (50%) of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of any Borrower or (y) to direct or cause the direction of the management and policies of any Borrower by contract or otherwise.

"CIP Regulations" shall have the meaning set forth in Section 14.12 hereof.

"Clever Container" means Clever Container Company, LLC, an Illinois limited liability company.

"Closing Date" shall mean December 14, 2017.

"Code" shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

"Company" shall have the meaning set forth in the Preamble hereof.

"Collateral" shall mean all right, title and interest of each Credit Party in all of the following property and assets of such Credit Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a)       all Receivables and all supporting obligations relating thereto;

(b)       all Equipment and fixtures;

(c)       all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto;

(d)       all Inventory;

(e)       securities, financial assets and investment property (including all Equity Interests issued by a Subsidiary to such Credit Party);

(f)       all Real Property subject to Mortgages;

(g)       all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising, including any commercial tort claims set forth on Schedule 5.25); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(h)       all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Credit Party or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through (h) of this definition; and

(i)       all proceeds and products of the property described in clauses (a) through (i) of this definition, in whatever form.

It is the intention of the parties that if Agent shall fail to have a perfected Lien in any particular property or assets of any Credit Party for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against any Credit Party, would be sufficient to create a perfected Lien in any property or assets that such Credit Party may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such "proceeds" of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).

Notwithstanding the forgoing, Collateral shall not include any Excluded Property.

"Collection Account" shall mean a deposit account of a Credit Party maintained at a Controlled Account Bank which is used exclusively for deposits of collections and proceeds of Collateral and not as a disbursement or operating account upon which checks or other drafts may be drawn.

"Commitment Transfer Supplement" shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of a Lender to make Advances under this Agreement.

"Compliance Certificate" shall mean a compliance certificate substantially in the form of Exhibit 1.2(a) hereto to be signed by the President, Chief Financial Officer or Controller of Borrowing Agent.

"Consents" shall mean all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Credit Party's business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents or the Shareholder Subordinated Loan Documents.

"Consigned Inventory" shall mean Inventory of any Credit Party that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

"Consolidated Variable Interest Entities" shall mean each Person constituting a "variable interest entity" for purposes of FIN 46 under the United States Financial Accounting Standards Board (FASB) and subject to consolidation with the Credit Parties for purposes of GAAP, including without limitation Clever Container.

"Contract Rate" shall have the meaning set forth in Section 3.1 hereof.

"Controlled Account Bank" shall have the meaning set forth in Section 4.8(h) hereof.

"Controlled Accounts" shall have the meaning set forth in Section 4.8(h) hereof.

"Controlled Group" shall mean, at any time, each Credit Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Credit Party, are treated as a single employer under Section 414 of the Code.

"Covered Entity" shall mean (a) each Credit Party, each of Credit Party's Subsidiaries and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, twenty-five percent (25%) or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

"Credit Party" means each Borrower and each Guarantor; and "Credit Parties" means all such Persons, collectively.

"CTI Supply" shall mean CTI Supply, Inc., an Illinois corporation.

"Current Assets" shall mean, at a particular date, all cash, cash equivalents, accounts and inventory of Borrowers on a Consolidated Basis and all other items which would, in conformity with GAAP, be included under current assets on a balance sheet of Borrowers on a Consolidated Basis as at such date; provided, however, that such amounts shall not include (a) any amounts for any Indebtedness owing by an Affiliate of any Credit Party, unless such Indebtedness arose in connection with the sale of goods or rendition of services in the Ordinary Course of Business and would otherwise constitute current assets in conformity with GAAP, (b) any Equity Interests issued by an Affiliate of any Credit Party, or (c) the cash surrender value of any life insurance policy.

"Current Liabilities" shall mean, at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a balance sheet of Borrowers on a Consolidated Basis as at such date, but in any event including the amounts of (a) all Indebtedness of Borrowers on a Consolidated Basis payable on demand, or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, (b) any payments in respect of any Indebtedness of any Credit Party (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date, (c) all reserves in respect of liabilities or Indebtedness payable on demand or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, the validity of which is not contested at such date, and (d) all accruals for federal or other taxes measured by income payable within a twelve (12) month period.

"Customer" shall mean the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Credit Party, pursuant to which such Credit Party is to deliver any personal property or perform any services.

"Customs" shall have the meaning set forth in Section 2.13(b) hereof.

"Daily LIBOR Rate" shall mean, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage on such day. Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

"Debt Payments" shall mean for any period, with respect to Borrowers on a Consolidated Basis, all cash actually expended to make: (a) interest payments on any Advances or other Indebtedness (including, without limitation, the Shareholder Subordinated Loan), plus (b) scheduled principal payments on Indebtedness, including without limitation the Term Loan, plus (c) payments for all fees, commissions and charges set forth herein or with respect to Indebtedness, plus (d) payments on Capitalized Lease Obligations, plus (e) other principal payments with respect to any Indebtedness (including, without limitation, the Shareholder Subordinated Loan).

"Default" shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

"Default Rate" shall have the meaning set forth in Section 3.1 hereof.

"Defaulting Lender" shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required, to (i) fund any portion of its Revolving Commitment Percentage or Term Loan Commitment Percentage, as applicable, of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Agent, Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender's good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Borrowers or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent's receipt of such certification in form and substance satisfactory to the Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.6(e) with respect to purchasing participations from the other Lenders, whereby such Lender's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

"Designated Lender" shall have the meaning set forth in Section 16.2(d) hereof.

"Document" shall have the meaning given to the term "document" in the Uniform Commercial Code.

"Dollar" and the sign "$" shall mean lawful money of the United States of America.

"Dollar Equivalent" shall have the meaning set forth in Section 1.5 hereof.

"Domestic Rate Loan" shall mean any Advance that bears interest based upon the Alternate Base Rate.

"Drawing Date" shall have the meaning set forth in Section 2.14(b) hereof.

"Early Termination Date" shall have the meaning set forth in Section 13.1 hereof.

"Early Termination Fee" shall have the meaning set forth in Section 13.1 hereof.

"EBITDA" shall mean for any period with respect to Borrowers on a Consolidated Basis, the sum of (a) net income (or loss) for such period (excluding extraordinary gains and non-cash losses), plus (b) all interest expense for such period, plus (c) all charges against income for such period for federal, state and local taxes, plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period, plus (f) all non-cash expenses incurred in connection with stock compensation plans; provided, that, notwithstanding anything to the contrary contained herein, (i) for the period commencing on October 1, 2017 and ending on the Closing Date, EBITDA shall be EBITDA for such period, as adjusted in a manner consistent with the adjustments to EBITDA reflected in EBITDA for the months of January 2017 through September 2017 set forth below, and (ii) for each of the calendar quarters set forth below, EBITDA shall be deemed to be the amount set forth below opposite such month:

Calendar Quarter Ending	EBITDA
March 31, 2017	$1,172,000
June 30, 2017	$331,000
September 30, 2017	$694,000

"Effective Date" shall mean, with respect to a Swap, the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

"Eligible Contract Participant" shall mean an "eligible contract participant" as defined in the CEA and regulations thereunder.

"Eligibility Date" shall mean, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Borrower or Guarantor is a party).

"Eligible Insured Receivables" shall mean Eligible Receivables that are subject to credit insurance satisfactory to Agent in its Permitted Discretion (including with respect to the insurance carrier, amount and terms of such insurance, shall name Agent as beneficiary or loss payee, as applicable).

"Eligible Inventory" shall mean Inventory, excluding work in process unless a work in process conversion scenario is utilized in the applicable appraisal, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent's opinion, obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall deem Eligible Inventory, based on such considerations as Agent may from time to time deem appropriate. In addition, Inventory shall not be Eligible Inventory if it:

(a) is not subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance),

(b) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof;

(c) is Foreign In-Transit Inventory;

(d) is located outside the continental United States or Mexico or at a location that is not otherwise in compliance with this Agreement (or in-transit between any such location);

(e) constitutes Consigned Inventory unless it is subject to a Lien Waiver Agreement in favor of Agent; provided, that no more than $150,000 of availability may be generated hereunder in respect of Consigned Inventory;

(f) is the subject of an Intellectual Property Claim;

(g) is subject to a License Agreement that limits, conditions or restricts the applicable Credit Party's or Agent's right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement (or Agent shall elect to establish reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its Permitted Discretion);

(h) is situated at a location not owned by a Credit Party unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement (or Agent shall elect to establish reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its Permitted Discretion); or

(i) if the sale of such Inventory would result in an ineligible Receivable.

"Eligible Mexican Insured Receivables" shall mean Eligible Insured Receivables, denominated in Dollars or Mexican pesos, of any Mexican Credit Party.

"Eligible Mexican Receivables" shall mean Eligible Receivables, denominated in Dollars or Mexican pesos, of any Mexican Credit Party.

"Eligible Mexican Inventory" shall mean Eligible Inventory of any Mexican Credit Party that is located in Mexico.

"Eligible Receivables" shall mean each Receivable constituting an account of a Credit Party arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. In addition, no Receivable shall be an Eligible Receivable if:

(a)       it is not subject to Agent's first priority perfected security interest and no other Lien (other than Permitted Encumbrances), or is not evidenced by an invoice or other documentary evidence satisfactory to Agent;

(b)       it arises out of a sale made by any Credit Party to an Affiliate of any Credit Party or to a Person controlled by an Affiliate of any Credit Party;

(c)       it is due or unpaid more than (i) one hundred twenty (120) days after the original invoice date (increased to one hundred fifty (150) days solely with respect to Extended Terms Customers) or (ii) sixty (60) days after the original due date;

(d)       fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder pursuant to clause (c) above;

(e)       any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(f)       an Insolvency Event shall have occurred with respect to such Customer;

(g)       the sale is to a Customer outside the continental United States of America or Mexico, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent; provided, that up to $500,000 of availability may be generated from the sale to a Customer outside the continental United States of America or Mexico notwithstanding the fact that the underlying Receivable is not subject to a letter of credit, guaranty, credit insurance or acceptance terms;

(h)       the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(i)       Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer's financial inability to pay;

(j)       the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Credit Party assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(k)       the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Credit Party and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(l)       the Receivables of the Customer exceed a credit limit determined by Agent to the extent such Receivable exceeds such limit;

(m)       the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense, credit or counterclaim), the Customer is also a creditor or supplier of a Credit Party or the Receivable is contingent in any respect or for any reason;

(n)       the applicable Credit Party has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(o)       any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(p)       such Receivable is not payable to a Credit Party in Dollars (or Mexican pesos in respect of any Mexican Credit Party);

(q)       such Receivable arises from a transaction that is subject to a performance bond, bid bond, customs bond, appeal bond, surety bond, performance guarantee, completion guarantee or similar obligation;

(r)       such Receivable is not otherwise satisfactory to Agent as determined by Agent in its Permitted Discretion.

"Eligible US Insured Receivables" shall mean Eligible Insured Receivables of any US Credit Party.

"Eligible US Receivables" shall mean Eligible Receivables of any US Credit Party.

"Eligible US Inventory" shall mean Eligible Inventory of any US Credit Party.

"Environmental Complaint" shall have the meaning set forth in Section 9.3(b) hereof.

"Environmental Laws" shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes as well as common laws, relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto.

"Equipment" shall mean equipment as defined in the Uniform Commercial Code.

"Equity Interests" shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the "issuer") or under the applicable laws of such issuer's jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a "partner", general or limited, or "member" (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.

"Event of Default" shall have the meaning set forth in Article X hereof.

"Excess Cash Flow" shall mean, for any fiscal period, in each case for Borrowers on a Consolidated Basis, EBITDA, minus each of the following, to the extent actually paid in cash during such fiscal period, Unfinanced Capital Expenditures, taxes, dividends and distributions, and Debt Payments.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Excluded Deposit Account" shall mean a deposit account of the Credit Parties that is (i) a payroll account or (ii) a withholding tax or fiduciary account.

"Excluded Equity Issuance" shall mean (a) in the event that Company or any of its Subsidiaries forms any Subsidiary in accordance with this Agreement, the issuance by such Subsidiary of Equity Interests to Company or such Subsidiary, as applicable, (b) the issuance of Equity Interests by Company in order to finance the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition (including the issuance of Equity Interests by Company to the seller in a Permitted Acquisition) or to finance any Capital Expenditures to the extent permitted under this Agreement, (c) the issuance of Equity Interests by Company (i) pursuant to the exercise of options or warrants, (ii) pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, (iii) issued, sold or granted in lieu of paying management fees or consulting fees in cash, or (iv) to any member of management, officer, independent director or employee of any Credit Party, (d) the issuance of any director's qualifying shares, and (e) the issuance of Equity Interests that is a Permitted Dividend.

"Excluded Hedge Liability or Liabilities" shall mean, with respect to each Borrower and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower's and/or Guarantor's failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

"Excluded Property" shall mean (i) voting Equity Interests of any CFC, to the extent that such Equity Interests represent more than sixty-five percent (65%) of the outstanding voting Equity Interests of such Subsidiary or voting Equity Interests of any other CFC Entity (other than a CFC); (ii) any rights or interest in any General Intangible, contract, lease, permit, license, or license agreement of any Credit Party, if under the terms of such General Intangible, contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such General Intangible, contract, lease, permit, license, or license agreement (or the grant of a security interest or lien therein would invalidate such General Intangible, contract, lease, permit, license, or license agreement or breach, default or create a right of termination in favor of any other party thereto) and such prohibition or restriction has not been waived or the consent of the other party to such General Intangible, contract, lease, permit, license, or license agreement has not been obtained (provided, that, (A) the foregoing exclusions of this paragraph shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the Uniform Commercial Code or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Agent's security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such General Intangible, contract, lease, permit, license, or license agreement, and (B) the foregoing exclusions of this clause (ii) shall in no way be construed to limit, impair, or otherwise affect any of Agent's continuing security interests in and liens upon any rights or interests of any Credit Party in or to (1) Receivables or monies due or to become due under or in connection with any described General Intangible, contract, lease, permit, license, license agreement, or (2) any proceeds from the sale, license, lease, or other dispositions of any such General Intangible, contract, lease, permit, license, license agreement (including any Equity Interests)); (iii) any United States intent-to-use trademark applications for which an amendment to allege use or a statement of use has not been filed and accepted by the Patent and Trademark Office, to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the Patent and Trademark Office of an amendment to allege use or a statement of use pursuant to 15 U.S.C. Section 1051(c) or (d) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; (iv) any Equipment of a Credit Party that is subject to a perfected Lien that constitutes a Permitted Encumbrance under clause (g), (p) or (q) of the definition of "Permitted Encumbrance" if and for so long as the grant of a security interest therein to Agent in such Equipment shall constitute or result in a breach or termination pursuant to the terms of, or a default under, the agreement entered into in connection with such Permitted Encumbrance on such Equipment, provided however that such security interest shall attach immediately at such time as the term restricting the attachment of a security interest in such Equipment is no longer operative or the attachment of a security interest in such Equipment would not constitute or result in a breach or termination pursuant to the terms of, or a default under, such agreement; and (v) any Mexican Financed Equipment. For the avoidance of doubt, in no event shall any Equity Interests of the Mexican Credit Parties be deemed to constitute Excluded Property.

"Excluded Taxes" shall mean, with respect to Agent, any Lender, Participant, Swing Loan Lender, Issuer or any other recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or applicable lending office is located or, in the case of any Lender, Participant, Swing Loan Lender or Issuer, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 3.10(e), except to the extent that such Foreign Lender or Participant (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 3.10(a), or (d) any Taxes imposed on any "withholding payment" payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in the FATCA after December 31, 2012.

"Extended Terms Customers" shall mean Wal-Mart Stores, Inc. and its Affiliates and Dollar Tree, Inc. and its Affiliates.

"Extraordinary Receipts" shall mean any cash received by Company or any of its Subsidiaries consisting of (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (d) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of Company or any of its Subsidiaries or (ii) received by Company or any of its Subsidiaries as reimbursement for any costs previously incurred or any payment previously made by such Person) and (e) any purchase price adjustment received in connection with any purchase agreement, other than any working capital adjustment in connection with any Permitted Acquisition.

"Facility Fee" shall have the meaning set forth in Section 3.3(b) hereof.

"FATCA" shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof.

"Federal Funds Effective Rate" shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

"Federal Funds Open Rate" shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption "OPEN" (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an "Alternate Source") (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the "open" rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to Borrowers, effective on the date of any such change.

"Fee Letter" shall mean the fee letter dated the Closing Date among Borrowers and PNC.

"Fixed Charge Coverage Ratio" shall mean, with respect to Borrowers on a Consolidated Basis for any fiscal period, the ratio of (a) EBITDA for such fiscal period, minus Unfinanced Capital Expenditures made during such period, minus distributions (including tax distributions) and dividends made during such period, minus cash taxes paid during such period to (b) all Debt Payments made during such period.

"Flexo Universal" shall mean Flexo Universal, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of Mexico.

"Flood Laws" shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

"Foreign Currency Hedge" shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Borrower, Guarantor and/or any of their respective Subsidiaries.

"Foreign Currency Hedge Liabilities" shall have the meaning assigned in the definition of Lender-Provided Foreign Currency Hedge.

"Foreign In-Transit Inventory" shall mean Inventory of a Credit Party that is in transit from a location outside the United States or Mexico to any location within the United States or Mexico of such Credit Party or a Customer of such Credit Party.

"Foreign Lender" shall mean any Lender that is organized under the laws of a jurisdiction other than that in which Borrowers are resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"Foreign Subsidiary" shall mean any Subsidiary of any Person that is not organized or incorporated in the United States, any State or territory thereof or the District of Columbia.

"Formula Amount" shall have the meaning set forth in Section 2.1(a) hereof.

"Funded Debt" shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrowers, the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons; provided however that for purposes of determining the amount of Funded Debt with respect to the Obligations, the amount of Funded Debt shall be equal to the sum of (i) the outstanding Term Loan as of the date of determination, plus (ii) the quotient of (A) the sum of the outstanding Revolving Advances, Swing Loans and the Maximum Undrawn Amount of all outstanding Letters of Credit for each day of the most recently ended fiscal quarter, divided by (B) the number of such days in such fiscal quarter.

"GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time and, as applicable to the Mexican Credit Parties, the NIFs.

"General Receivables Advance Rate" shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

"Governmental Acts" shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

"Governmental Body" shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

"Guarantor" shall mean each US Guarantor, each Mexican Credit Party and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and "Guarantors" means collectively all such Persons.

"Guaranty" shall mean any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent.

"Hazardous Discharge" shall have the meaning set forth in Section 9.3(b) hereof.

"Hazardous Materials" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

"Hazardous Wastes" shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

"Hedge Liabilities" shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

"Indebtedness" shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker's acceptance agreement or similar arrangement; (e) obligations under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness); (g) all Equity Interests of such Person subject to mandatory repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (h) all indebtedness, obligations or liabilities constituting Indebtedness of a third party secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for "earnouts", purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (j) off-balance sheet liabilities and/or pension plan liabilities of such Person; (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business; and (l) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (k).

"Indemnified Taxes" shall mean Taxes other than Excluded Taxes.

"Ineligible Security" shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

"Insured Receivables Advance Rate" shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

"Insolvency Event" shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person's direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person's direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

"Intellectual Property" shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.

"Intellectual Property Claim" shall mean the assertion, by any means, by any Person of a claim that any Credit Party's ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

"Intentional Overadvance" shall have the meaning set forth in Section 16.2(e) hereof.

"Intercompany Subordination Agreement" shall mean the Intercompany Subordination Agreement of even date herewith, as amended from time to time, among Credit Parties, certain Affiliates of Credit Parties and Agent.

"Interest Period" shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.

"Interest Rate Hedge" shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

"Interest Rate Hedge Liabilities" shall have the meaning assigned in the definition of Lender-Provided Interest Rate Hedge.

"Inventory" shall mean as to each Credit Party all of such Credit Party's inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Credit Party's goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Credit Party's business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents.

"Inventory Advance Rate" shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

"Inventory NOLV Advance Rate" shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

"Investment" shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties any obligations of another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of determining the amount of any Investment outstanding for purposes of this Agreement, such amount shall be deemed to be the amount of such Investment when made or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection, distribution, return of capital or repayment of principal (not to exceed the original amount invested).

"Issuer" shall mean (i) PNC in its capacity as the issuer of Letters of Credit under this Agreement and (ii) any other Lender which Agent in its discretion shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of Agent as issuer.

"Law(s)" shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

"Lender" and "Lenders" shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. For the purpose of provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to the Agent for the benefit of Lenders as security for the Obligations, "Lenders" shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.

"Lender-Provided Foreign Currency Hedge" shall mean a Foreign Currency Hedge which is provided by any Lender and for which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Foreign Currency Hedge (the "Foreign Currency Hedge Liabilities") by any Borrower or any Guarantor that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be Obligations hereunder, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person, but only so long as such provider (if not PNC or an Affiliate of PNC) has notified Agent in writing of such Lender-Provided Foreign Currency Hedge within ten (10) days of such agreement or arrangement.

"Lender-Provided Interest Rate Hedge" shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Interest Rate Hedge (the "Interest Rate Hedge Liabilities") by any Borrower or any Guarantor that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other Documents be Obligations hereunder, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person, but only so long as such provider (if not PNC or an Affiliate of PNC) has notified Agent in writing of such Lender-Provided Interest Rate Hedge within ten (10) days of such agreement or arrangement.

"Letter of Credit Application" shall have the meaning set forth in Section 2.12(a) hereof.

"Letter of Credit Borrowing" shall have the meaning set forth in Section 2.14(d) hereof.

"Letter of Credit Fees" shall have the meaning set forth in Section 3.2 hereof.

"Letter of Credit Sublimit" shall mean $1,000,000.

"Letters of Credit" shall have the meaning set forth in Section 2.11 hereof.

"Leverage Ratio" shall mean, as of any date of determination, the ratio of (a) Funded Debt (other than the Shareholder Subordinated Loan) as of such date of determination to (b) EBITDA for the applicable period then ended.

"LGTOC" shall mean the Mexican General Law of Negotiable Instruments and Credit Transactions (Ley General de Titulos y Operaciones de Crédito), including any regulations thereto or any other applicable Mexican federal or local statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, as required, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the LGTOC shall be construed to also refer to any successor sections.

"LIBOR Alternate Source" shall have the meaning set forth in the definition of LIBOR Rate.

"LIBOR Rate" shall mean, with respect to the Advances to which the LIBOR Rate applies for any Interest Period, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of one percent (1%) per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, a "LIBOR Alternate Source"), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Reserve Percentage. Notwithstanding the foregoing, if the LIBOR Rate as determined under any method above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any Advance to which the LIBOR Rate applies that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

"LIBOR Rate Loan" shall mean any Advance that bears interest based on the LIBOR Rate.

"License Agreement" shall mean any agreement between any Credit Party and a Licensor pursuant to which such Credit Party is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Credit Party or otherwise in connection with such Credit Party's business operations.

"Licensor" shall mean any Person from whom any Credit Party obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Credit Party's manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Credit Party's business operations.

"Licensor/Agent Agreement" shall mean an agreement between Agent and a Licensor, in form and substance satisfactory to Agent, by which Agent is given the unqualified right, vis-á-vis such Licensor, to enforce Agent's Liens with respect to and to dispose of any Credit Party's Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Credit Party's default under any License Agreement with such Licensor.

"Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

"Lien Waiver Agreement" shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time in form and substance satisfactory to Agent.

"Material Adverse Effect" shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, or properties of the Credit Parties, taken as a whole, (b) any Credit Party's ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of any part of the Collateral, or Agent's Liens on any part of the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent's and each Lender's rights and remedies under this Agreement and the Other Documents.

"Material Contract" shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Credit Party, which is material to any Credit Party's business or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.

"Maximum Swing Loan Advance Amount" shall mean $1,800,000.

"Maximum Revolving Advance Amount" shall mean $18,000,000.

"Maximum Undrawn Amount" shall mean, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

"Mexican Credit Party" shall mean Flexo Universal and each other Credit Party that is organized or incorporated under the laws of the country of Mexico or any state or territory thereof, and "Mexican Credit Parties" means all such Persons, collectively.

"Mexican Financed Equipment" shall mean Equipment and fixtures of a Mexican Credit Party that is financed with a third party, provided that such third party financing shall not exceed $1,000,000 and shall be subject to an intercreditor agreement reasonably satisfactory to Agent providing for, among other things, access to such Equipment and fixtures.

"Mexican Priority Payables Reserve" shall mean a reserve established in Agent's reasonable discretion for compensation and benefits payable to employees of any Mexican Credit Party as specified and required under Section N.19 of NIFS, which for purposes of this Agreement, shall be in an amount equal to the greater of (a) one month of the total payroll for all Mexican employees and (b) the accrued and unpaid employee claims under Mexican law that would reasonably be expected to have priority over Agent's Liens. As of the Closing Date, the Mexican Priority Payables Reserve is $0.

"Mexican Security Documents" shall mean with respect to any Mexican Credit Party (i) the applicable stock pledge agreements (contratos de prenda sobra acciones) pledging the stock of such Mexican Credit Party in favor of the Agent, (ii) the pledgor-in-possession pledge agreement (contrato de prenda sin transmission de posesión) between any Mexican Credit Party in favor of the Agent, and (iii) any other security or guarantee agreements executed by the Mexican Credit Parties, as Guarantors hereunder, each as modified, amended, restated, or supplemented from time to time.

"Modified Commitment Transfer Supplement" shall have the meaning set forth in Section 16.3(d) hereof.

"Mortgage" shall mean any mortgage on the Real Property securing the Obligations.

"Multiemployer Plan" shall mean a "multiemployer plan" as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Credit Party or any member of the Controlled Group.

"Multiple Employer Plan" shall mean a Plan which has two or more contributing sponsors (including any Credit Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

"Negotiable Document" shall mean a Document that is "negotiable" within the meaning of Article 7 of the Uniform Commercial Code.

"Net Cash Proceeds" shall mean, with respect to, any issuance or incurrence of any Indebtedness, any issuance of Equity Interests, any disposition of assets or the receipt of any Extraordinary Receipts by Company or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (a) in the case of any disposition of assets, the amount of any Permitted Indebtedness secured by any Permitted Encumbrance on such assets if such Permitted Encumbrance is senior to the Lien of Agent securing the Obligations and is required to be, and is, repaid in connection therewith (other than Indebtedness under this Agreement), (b) reasonable expenses, transaction fees, underwriting fees and similar fees, related thereto incurred by such Person or such Subsidiary in connection therewith, (c) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (d) net income taxes (or a reasonable reserve therefor) to be paid in connection therewith (after taking into account any tax credits or deductions available under applicable law, including by way of being a member of a consolidated, combined or unitary group), in each case, to the extent, but only to the extent, that the amounts so deducted are (i) actually paid to a Person that, except in the case of payments permitted under Section 7.10 hereof, reasonable out-of-pocket expenses or taxes, is not an Affiliate of such Person or any of its Subsidiaries and (ii) properly attributable to such transaction or to the asset that is the subject thereof.

"NIFS" shall mean the financial accounting standards (Normas de Información Financiera) issued by the Mexican Board of Financial Accounting Standards (Consejo Mexicano de Normas de Información Financiera, A.C.).

"Non-Defaulting Lender" shall mean, at any time, any Lender holding a Revolving Commitment that is not a Defaulting Lender at such time.

"Non-Qualifying Party" shall mean any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

"Note" shall mean, collectively, the Term Note, the Revolving Credit Note and the Swing Loan Note.

"Obligations" shall mean and include (i) any and all loans (including without limitation, all Advances and Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Borrower or any Guarantor to Issuer, Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of Issuer, Swing Loan Lender, any Lender or Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Credit Party and any indemnification obligations payable by any Credit Party arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Credit Party, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, equipment lease, establishment of any commercial card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Agent's or any Lender's non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, in each case arising under or pursuant to this Agreement, the Other Documents and any amendments, extensions, renewals or increases thereto, including all costs and expenses of Agent, Issuer, Swing Loan Lender and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys' fees and expenses and all obligations of any Credit Party to Agent, Issuer, Swing Loan Lender or Lenders to perform acts or refrain from taking any action, (ii) all Hedge Liabilities and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

"Ordinary Course of Business" shall mean, with respect to any Credit Party, the ordinary course of such Credit Party's business as conducted on the Closing Date and reasonable extensions thereof.

"Organizational Documents" shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person's formation, organization or entity governance matters (including any shareholders' or equity holders' agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

"Other Documents" shall mean any Mortgage, the Note, the Perfection Certificates, the Fee Letter, any Guaranty, the Intercompany Subordination Agreement, any Pledge Agreement, any Lender-Provided Interest Rate Hedge any Lender-Provided Foreign Currency Hedge, the Shareholder Subordination Agreement and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

"Other Taxes" shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

"Out-of-Formula Loans" shall mean any Advances in excess of the lesser of the Maximum Revolving Advance Amount and the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.1(a)(y)(v)).

"Participant" shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

"Participation Advance" shall have the meaning set forth in Section 2.14(d) hereof.

"Participation Commitment" shall mean the obligation hereunder of each Lender holding a Revolving Commitment to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.22(b)(iii) hereof) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.4(c) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.14(a) hereof.

"Payment Office" shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

"PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

"Pension Benefit Plan" shall mean at any time any "employee pension benefit plan" as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by any Credit Party or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by any Credit Party or any entity which was at such time a member of the Controlled Group.

"Perfection Certificates" shall mean, collectively, the information questionnaires and the responses thereto provided by each Credit Party and delivered to Agent.

"Permitted Acquisitions" shall mean acquisitions of the assets or Equity Interests of another Person (the "target") so long as: (a) after giving effect to such acquisition, Borrowers have Undrawn Availability of not less than $2,000,000; (b) the total consideration (including without limitation, all assumed Indebtedness, all earn-out payments, deferred payments and the value of any other stock or assets transferred, assigned or encumbered with respect to such acquisitions) paid or payable for acquisitions does not exceed $12,000,000 for all such acquisitions or $4,000,000 for any particular acquisition; (c) such target shall (i) have a positive EBITDA and tangible net worth (i.e., tangible assets less liabilities), calculated in accordance with GAAP and subject to such pro forma adjustments as shall be reasonably acceptable to Agent immediately prior to such acquisition, (ii) be a Person that is organized or incorporated in the United States, any State or territory thereof or the District of Columbia and all assets of such Person shall be located in the United States or a territory thereof other than immaterial assets which, in the aggregate, have de minimis value and (iii) be added as a Borrower to this Agreement and be jointly and severally liable for all Obligations; (d) the target and property is used or useful in the Borrowers' Ordinary Course of Business or a business reasonably incidental thereto; (e) except to the extent expressly permitted by this Agreement and the Other Documents, Agent shall have received a first-priority security interest in all acquired assets and Equity Interests of such target, subject to documentation reasonably satisfactory to Agent; (f) the board of directors (or other comparable governing body) or the holders of the Equity Interests of the target shall have duly approved the transaction; (g) Borrowers shall have delivered to Agent (i) a standard due diligence package, (ii) a pro forma balance sheet and pro forma financial statements and a Compliance Certificate demonstrating that, upon giving effect to such acquisition on a pro forma basis, Borrowers would be in compliance with the financial covenants set forth in Section 6.5 as of the most recent fiscal quarter end prior to the closing date of the acquisition for which Agent has received financial statements, and (iii) financial statements of the acquired entity for the two (2) most recent fiscal years then ended, in form and substance reasonably acceptable to Agent; (h) if such acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such acquisition shall be effected by having such Equity Interests acquired by a corporate holding company directly or indirectly wholly-owned by a Borrower and newly formed for the sole purpose of effecting such acquisition; (i) no assets acquired in any such transaction(s) shall be included in the Formula Amount until Agent has received a field examination and appraisal of such assets, in form and substance acceptable to Agent; and (j) no Default or Event of Default shall have occurred or will occur after giving pro forma effect to such acquisition. For the purposes of calculating Undrawn Availability under this definition, any assets being acquired in the proposed acquisition shall not be included in the Formula Amount.

"Permitted Assignees" shall mean: (a) Agent, any Lender or any of their direct or indirect Affiliates; (b) any fund that is administered or managed by Agent or any Lender, an Affiliate of Agent or any Lender or a related entity; and (c) any Person to whom Agent or any Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Agent's or Lender's rights in and to a material portion of such Agent's or Lender's portfolio of asset-based credit facilities.

"Permitted Discretion" means a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment.

"Permitted Dispositions" shall mean: (a) sale of Inventory in the Ordinary Course of Business; (b) the granting of intellectual property licenses in the Ordinary Course of Business, and the granting of leases, licenses, subleases or sublicenses of real property in the Ordinary Course of Business; (c) intercompany dispositions of assets from a Credit Party to another Credit Party; (d) usage of cash or cash equivalents in the Ordinary Course of Business for purposes not prohibited under this Agreement; (e) issuances of Equity Interests to the extent not otherwise prohibited hereby; (f) Permitted Encumbrances; (g) transfers of assets as a result of an involuntary loss (including any eminent domain proceedings), damage or other casualty event; (h) dispositions in the Ordinary Course of Business of fixed assets that are substantially worn, damaged or obsolete, so long as the aggregate value of the fixed assets disposed of in any fiscal year does not exceed $100,000; and (i) other dispositions of fixed assets, if all of the following conditions are met: (i) no Default or Event of Default has occurred and is continuing or will result from such disposition, (ii) the book value of fixed assets of Company and its Subsidiaries sold or otherwise disposed of in any fiscal year does not exceed $100,000, (iii) the consideration received for any such disposition is at least equal to the fair market value of the applicable assets or the disposition is otherwise made on arm's length terms, and (iv) at least eighty-five percent (85%) of the consideration received for any such disposition is cash or cash equivalents.

"Permitted Dividends" shall mean:

(a)       dividends and other distributions by any Subsidiary of a Credit Party to such Credit Party;

(b)       purchases, redemptions, repayment of loans, retirements or other acquisitions of Equity Interests by Company (and dividends and other distributions to Company that are used to fund such purchase, redemption, repayment, retirement or acquisition of Equity Interests) solely to the extent such Equity Interests are held by any former or present consultant, officer, employee, director or member of management of any Borrower or Subsidiary so long as, with respect to any such purchase paid in cash, (i) no Default or Event of Default has occurred and is continuing or will result from such purchase, redemption, repayment, retirement or acquisition and (ii) the amount of such purchases, redemptions, retirements or acquisitions do not exceed $500,000 in the aggregate during the Term of this Agreement;

(c)       purchases, redemptions, retirements and other acquisitions of Equity Interests of Company, solely out of the proceeds received by Company of the substantially concurrent sale of, or substantially concurrent exchange for, Equity Interests of Company or a substantially concurrent cash capital contribution received by Company.

"Permitted Encumbrances" shall mean: (a) Liens in favor of Agent for the benefit of Agent and Lenders, including without limitation, Liens securing Hedge Liabilities and Cash Management Liabilities; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance; (d) deposits to secure bids, tenders, contracts (other than contracts for the payment of money), leases, licenses, statutory obligations, surety, performance, litigation and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (e) Liens arising by virtue of the rendition, entry or issuance against any Credit Party or any Subsidiary, or any property of any Credit Party or any Subsidiary, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 10.6 hereof; (f) landlords', warehousemans', carriers', repairmens', mechanics', suppliers' workers', materialmen's or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof (including Capitalized Lease Obligations and Mexican Financed Equipment), including any Lien on any fixed asset acquired in a Permitted Acquisition, provided that (I) any such Lien shall not encumber any other property of any Credit Party and (II) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount permitted in Section 7.6 hereof; (h) Liens solely on earnest money deposits made by any Credit Party or any Subsidiary in connection with a letter of intent or purchase agreement with respect to a Permitted Acquisition, (i) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business, (j) zoning restrictions, easements, licenses, rights-of-way or other restrictions or encumbrances on the use of any real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property; (k) precautionary Uniform Commercial Code financing statement filings regarding operating leases; (l) leases or subleases of real or personal property granted to other Persons (as lessee thereof) not materially interfering with the conduct of the business of any Credit Party or any Subsidiary of a Credit Party; (m) Liens on deposit accounts granted or arising in the ordinary course of business in favor of depositary banks maintaining such deposit accounts solely to secure customary account fees and charges payable in respect of such deposit accounts and overdrafts not in violation of this Agreement; (n) Liens on the unearned portion of insurance premiums in favor of insurers (or other Persons financing the payment of insurance premiums) securing the premiums payable in respect of insurance policies issued by such insurers; provided that such Liens attach solely to returned premiums in respect of such insurance policies and the proceeds of such policies; (o) Liens disclosed on Schedule 1.2; provided that such Liens shall secure only those obligations which they secure on the Closing Date (and extensions, renewals and refinancing of such obligations permitted by Section 7.8 hereof) and shall not subsequently apply to any other property or assets of any Credit Party other than the property and assets to which they apply as of the Closing Date; and (p) other non-consensual Liens not described above securing obligations, provided the aggregate outstanding amount of the obligations secured thereby does not exceed $100,000 at any one time.

"Permitted Holder" shall mean John H. Schwan.

"Permitted Indebtedness" shall mean: (a) the Obligations; (b) Indebtedness incurred for Capital Expenditures permitted in Section 7.6 hereof; (c) any guarantees of Indebtedness permitted under Section 7.3 hereof; (d) Interest Rate Hedges and Foreign Currency Hedges that are entered into by Credit Parties to hedge their risks with respect to outstanding Indebtedness of Credit Parties and not for speculative or investment purposes; (e) Indebtedness outstanding on the Closing Date and listed on Schedule 7.8 (including any refinancings, extensions, renewals or refundings thereof); provided that there is no increase in the amount thereof or other significant change in the terms thereof that are not favorable to the Credit Parties; (f) Indebtedness constituting Permitted Intercompany Investments owing by a Credit Party to another Credit Party; (g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of its incurrence; (h) Indebtedness owed to any Person providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the Ordinary Course of Business; (i) Indebtedness of a Credit Party in respect of performance bonds, bid bonds, customs bonds, litigation bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case, provided that Borrowing Agent provides notice to Agent of the incurrence of such Indebtedness and such Indebtedness is incurred in the Ordinary Course of Business; (j) Indebtedness of a Credit Party, the proceeds of which are used by such Credit Party to finance its insurance premiums payable on certain insurance policies maintained by such Credit Party pursuant to an insurance premium finance agreement; provided that such Indebtedness shall not be in excess of the amount of the unpaid cost of such insurance and any related interest costs; (k) Indebtedness arising from agreements of a Credit Party providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the Acquisition or a Permitted Acquisition or the disposition of any assets permitted by this Agreement; (l) deferred taxes; (m) Indebtedness in respect of netting services, overdraft protection and other similar arrangements in connection with deposit accounts in the ordinary course of business that are promptly repaid; (n) accrued expenses (including salaries, accrued vacation and other reasonable compensation), or other accounts payable and other current liabilities, in each case not overdue by more than ninety (90) days unless being contested in good faith, arising in the ordinary course of business and not incurred through the borrowing of money, in each case above to the extent constituting Indebtedness; (o) unsecured Indebtedness in respect of the Shareholder Subordinated Loans; and (p) other unsecured Indebtedness not to exceed the aggregate principal amount of $500,000 at any one time outstanding.

"Permitted Intercompany Investments" shall mean loans, advances and other Investments made by:

(a)       a Credit Party to another Credit Party;

(b)       a Subsidiary of Company that is not a Credit Party to a Credit Party or a Subsidiary of a Credit Party so long as such Subsidiary is a party to the Intercompany Subordination Agreement if such loan or Investment is to a Credit Party;

(c)       a Credit Party to a Subsidiary of Company that is not a Credit Party so long as the aggregate amount of all such loans, advances and other Investments (by type, not by the borrower) made after the Closing Date does not exceed $250,000 outstanding at any one time; and

(d)       a Credit Party to Clever Container in the form of inventory purchases by such Credit Party on behalf of Clever Container so long as (i) such inventory purchases are made in the Ordinary Course of Business consistent with past practices and (ii) the aggregate amount of all such inventory purchases made after the Closing Date does not exceed $400,000 outstanding at any one time.

"Permitted Investments" shall mean investments in: (a) obligations issued or guaranteed by the United States of America or any agency thereof; (b) commercial paper with maturities of not more than one hundred eighty (180) days and a published rating of not less than A-1 or P-1 (or the equivalent rating); (c) certificates of time deposit and bankers' acceptances having maturities of not more than one hundred eighty (180) days from the date of acquisition and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency; (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof; (e) Permitted Intercompany Investments; (f) Permitted Acquisitions; (g) investments acquired in connection with the settlement of delinquent accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers; (h) loans made to officers, independent directors and employees which are used by such Persons to purchase simultaneously equity interests of Company, to the extent otherwise permitted under this Agreement; (i) investments existing on the Closing Date and set forth on Schedule 7.4; (j) the maintenance of deposit accounts in the Ordinary Course of Business and in compliance with the provisions of this Agreement and the Other Documents; (k) investments in non-cash consideration issued by the purchaser or acquirer of assets in connection with a disposition permitted by this Agreement; provided that such non-cash consideration shall not exceed fifteen percent (15%) of the overall consideration in connection with the applicable disposition; and (l) other investments not in excess of $100,000 during the Term of this Agreement.

"Person" shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

"Plan" shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Credit Party or any member of the Controlled Group or to which any Credit Party or any member of the Controlled Group is required to contribute.

"Pledge Agreement" shall mean that certain Pledge Agreement executed by Company in favor of Agent dated as of the Closing Date and any other pledge agreements (including any Mexican Security Document) executed on or after the Closing Date by any other Person to secure the Obligations.

"PNC" shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

"Pro Forma Balance Sheet" shall have the meaning set forth in Section 5.5(a) hereof.

"Pro Forma Financial Statements" shall have the meaning set forth in Section 5.5(b) hereof.

"Projections" shall have the meaning set forth in Section 5.5(b) hereof.

"Properly Contested" shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person's bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness or Taxes will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person's assets with respect to such Indebtedness or taxes unless such Lien (x) does not attach to any Receivables or Inventory, (y) is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property Taxes that have priority as a matter of applicable state law) and, (z) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

"Protective Advances" shall have the meaning set forth in Section 16.2(f) hereof.

"Published Rate" shall mean the rate of interest published each Business Day in the Wall Street Journal "Money Rates" listing under the caption "London Interbank Offered Rates" for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by Agent).

"Purchasing CLO" shall have the meaning set forth in Section 16.3(d) hereof.

"Purchasing Lender" shall have the meaning set forth in Section 16.3(c) hereof.

"Qualified ECP Loan Party" shall mean each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a "commodity pool" as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a "letter of credit or keepwell, support, or other agreement" for purposes of Section 1a(18)(A)(v)(II) of the CEA.

"RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

"Real Property" shall mean all of the owned or leased premises of any Credit Party identified on Schedule 4.4 hereto and all of the hereafter owned or leased premises of any Credit Party.

"Receivables" shall mean and include, as to each Credit Party, all of such Credit Party's accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Credit Party's contract rights, instruments (including those evidencing indebtedness owed to such Credit Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Credit Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

"Receivables Advance Rates" shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

"Register" shall have the meaning set forth in Section 16.3(e) hereof.

"Reimbursement Obligation" shall have the meaning set forth in Section 2.14(b) hereof.

"Release" shall have the meaning set forth in Section 5.7(c)(i) hereof.

"Reportable Compliance Event" shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

"Reportable ERISA Event" shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.

"Required Lenders" shall mean Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding at least fifty and one-tenth percent (50.1%) of either (a) the aggregate of (i) the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender) and, (ii) outstanding principal amount of the Term Loan, or (b) after the termination of all commitments of Lenders hereunder, the sum of (x) the outstanding Revolving Advances, Swing Loans and Term Loans, plus the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

"Reserve Percentage" shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities".

"Revolving Advances" shall mean Advances other than Letters of Credit, the Term Loan and the Swing Loans.

"Revolving Commitment" shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.

"Revolving Commitment Amount" shall mean, (i) as to any Lender other than a New Lender, the Revolving Commitment amount (if any) set forth below such Lender's name on the signature page hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) as to any Lender that is a New Lender, the Revolving Commitment amount provided for in the joinder signed by such New Lender under Section 2.24(a)(x), in each case as the same may be adjusted pursuant to the terms hereof.

"Revolving Commitment Percentage" shall mean, (i) as to any Lender other than a New Lender, the Revolving Commitment Percentage (if any) set forth below such Lender's name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) as to any Lender that is a New Lender, the Revolving Commitment Percentage provided for in the joinder signed by such New Lender under Section 2.24(a)(ix), in each case as the same may be adjusted upon any increase in the Maximum Revolving Advance Amount pursuant to the terms hereof.

"Revolving Credit Note" shall mean , collectively, the promissory notes referred to in Section 2.1(a) hereof.

"Revolving Interest Rate" shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to LIBOR Rate Loans, the sum of the Applicable Margin plus the LIBOR Rate.

"Sanctioned Country" shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

"Sanctioned Person" shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

"SEC" shall mean the Securities and Exchange Commission or any successor thereto.

"Secured Parties" shall mean, collectively, Agent, Issuer, Swing Loan Lender and Lenders, together with any Affiliates of Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Settlement" shall have the meaning set forth in Section 2.6(d) hereof.

"Settlement Date" shall have the meaning set forth in Section 2.6(d) hereof.

"Shareholder Subordinated Loan" shall mean the unsecured Indebtedness owing under the Shareholder Subordinated Loan Documents to John H. Schwan in an aggregate amount not to exceed $1,498,822.01 (plus interest paid in kind) at any time outstanding, which Shareholder Subordinated Loan is subordinated to the Obligations pursuant to the Shareholder Subordination Agreement.

"Shareholder Subordinated Loan Documents" shall mean that certain Promissory Note issued on the Closing Date by Company to John H. Schwan in the original principal amount of $1,498,822.01, together with all other instruments, agreements and documents executed in connection therewith.

"Shareholder Subordination Agreement" shall mean the Subordination Agreement, dated as of the Closing Date, by and among Agent, the Company and John H. Schwan.

"Subsidiary" shall mean of any Person a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

"Supermajority Lenders" shall mean Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding at least sixty-six and two-thirds percent (66.66%) of either (a) the aggregate of the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all commitments of Lenders hereunder, the sum of the outstanding Revolving Advances and Swing Loans, plus the Dollar Equivalent of the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are fewer than three (3) Lenders, Supermajority Lenders shall mean all Lenders (excluding any Defaulting Lender).

"Swap" shall mean any "swap" as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

"Swap Obligation" shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, or a Lender-Provided Foreign Currency Hedge.

"Swing Loan Lender" shall mean PNC, in its capacity as lender of the Swing Loans.

"Swing Loan Note" shall mean the promissory note described in Section 2.4(a) hereof.

"Swing Loans" shall mean the Advances made pursuant to Section 2.4 hereof.

"Taxes" shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

"Term" shall have the meaning set forth in Section 13.1 hereof.

"Term Loan" shall have the meaning set forth in Section 2.3(a) hereof.

"Term Loan Commitment" shall mean, as to any Lender, the obligation of such Lender (if applicable), to fund a portion of the Term Loan in an aggregate principal equal to the Term Loan Commitment Amount (if any) of such Lender.

"Term Loan Commitment Amount" shall mean, as to any Lender, the term loan commitment amount (if any) set forth below such Lender's name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the term loan commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), as the same may be adjusted pursuant to the terms hereof.

"Term Loan Commitment Percentage" shall mean, as to any Lender, the Term Loan Commitment Percentage (if any) set forth below such Lender's name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Term Loan Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), as the same may be adjusted pursuant to the terms hereof.

"Term Loan Rate" shall mean (a) with respect to Term Loans that are Domestic Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to Term Loans that are LIBOR Rate Loans, the sum of the Applicable Margin plus the LIBOR Rate.

"Term Note" shall mean, collectively, the promissory notes described in Section 2.3(a) hereof.

"Termination Event" shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Credit Party or any member of the Controlled Group from a Plan during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Credit Party or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not diligent, upon any Credit Party or any member of the Controlled Group.

"Toxic Substance" shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. "Toxic Substance" includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

"Transactions" shall have the meaning set forth in Section 5.5(a) hereof.

"Transferee" shall have the meaning set forth in Section 16.3(d) hereof.

"Undrawn Availability" at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount minus the Maximum Undrawn Amount of all outstanding Letters of Credit, minus (b) the sum of (i) the outstanding amount of Advances (other than the Term Loan).

"Unfinanced Capital Expenditures" shall mean, with respect to Borrowers on a Consolidated Basis, Capital Expenditures funded (a) from such internally generated cash flow of Borrowers on a Consolidated Basis or (b) with the proceeds of a Revolving Advance or Swing Loan.

"Uniform Commercial Code" shall have the meaning set forth in Section 1.3 hereof.

"US Credit Party" means each Borrower and each US Guarantor.

"US Guarantor" shall mean CTI Supply and any other Person organized under the United States of America or any state thereof who may hereafter guarantee payment or performance of the whole or any part of the Obligations and "US Guarantors" means collectively all such Persons.

"USA PATRIOT Act" shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

"WIP Sublimit" shall mean an amount equal to (i) $1,750,000 during the period commencing on the Closing Date and ending on March 31, 2018, (ii) $1,500,000 during the period commencing on April 1, 2018 and ending on June 30, 2018, (iii) $1,250,000 during the period commencing on July 1, 2018 and ending on September 30, 2018, (iv) $1,000,000 duing the period commencing on October 1, 2018 and ending on December 31, 2018, and (v) $750,000 during the period commencing on January 1, 2019 and at all times thereafter.

"Working Capital" at a particular date, shall mean the excess, if any, of Current Assets over Current Liabilities at such date.

1.3       Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the "Uniform Commercial Code") shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms "accounts", "chattel paper" (and "electronic chattel paper" and "tangible chattel paper"), "commercial tort claims", "deposit accounts", "documents", "equipment", "financial asset", "fixtures", "general intangibles", "goods", "instruments", "inventory", "investment property", "letter-of-credit rights", "payment intangibles", "proceeds", "promissory note" "securities", "software" and "supporting obligations" as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4       Certain Matters of Construction. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words "including" or "include" shall be used, such words shall be understood to mean "including, without limitation" or "include, without limitation". A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase "to the best of Borrowers' knowledge" or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Borrower or (ii) the knowledge that a senior officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder. Any reference herein or in any Other Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Advances, together with the payment of any premium applicable to the repayment of the Advances, (ii) all expenses to which Agent, any Lender or Issuer is entitled to reimbursement hereunder or under any Other Document that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any Other Document (including the Letter of Credit fees) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing cash collateralization in an amount equal to one hundred five percent (105%) of the Letters of Credit in accordance herewith, (c) in the case of Cash Management Liabilities, providing cash collateralization in an amount equal to the credit exposure (as reasonably determined by Agent) with respect thereto, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys' fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) with respect to Hedge Liabilities) other than (i) unasserted contingent indemnification Obligations for which there is no reasonable basis to assume a claim will be asserted, (ii) any Cash Management Liabilities that, at such time, are allowed by the applicable Lender (or Affiliate) to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Liabilities that, at such time, are allowed by the applicable Lender (or Affiliate) to remain outstanding without being required to be repaid, and (f) the termination of all of the Revolving Commitments of the Lenders.

1.5       Currency Matters. Unless otherwise provided for herein, all amounts and calculations set forth in Dollars in this Agreement shall be determined as of each date of measurement by the Dollar Equivalents thereof as of such date of measurement. For purposes of the foregoing, "Dollar Equivalent" means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any currency other than Dollars, the equivalent amount in Dollars as reasonably determined by Agent at such time that such amount could be converted into Dollars by Agent according to prevailing exchange rates selected by Agent in its Permitted Discretion. All Advances hereunder shall be made in Dollars. Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the Other Documents shall be payable in Dollars. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement (including without limitation, calculation of the Borrowing Base or the determination of whether a repayment is required under this Agreement), shall be made in Dollars by aggregating the Dollar Equivalent of each component thereof. For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in other currencies shall be converted to the Dollar Equivalent thereof on the date of calculation, comparison, measurement or determination. If the Agent shall receive payment in a currency other than the currency in which the Obligations are due, whether pursuant to the exercise of control under any Other Document, or as proceeds or realization of the Collateral or otherwise, then the Agent shall be authorized to convert such amounts to Dollars according to prevailing exchange rates selected by Agent in its Permitted Discretion.

II.	ADVANCES, PAYMENTS.

2.1          Revolving Advances.

(a)       Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1(b), each Lender with a Revolving Commitment, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender's Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the sum of:

(i)          the sum of (a) up to eighty five percent (85%) (the "General Receivables Advance Rate") of Eligible US Receivables and Eligible Mexican Receivables, other than Eligible Insured Receivables, plus (b) up to ninety percent (90%) (the "Insured Receivables Advance Rate"; together with the General Receivables Advance Rate, collectively, the "Receivables Advance Rates") of Eligible US Insured Receivables and Eligible Mexican Insured Receivables, plus

(ii)         the sum of (a) the lesser of (I) up to seventy five percent (75%) (the "Inventory Advance Rate") of the value of Eligible US Inventory and (II) up to ninety percent (90%) of the appraised net orderly liquidation value (as evidenced by an Inventory appraisal satisfactory to Agent in its Permitted Discretion) (the "Inventory NOLV Advance Rate", together with the Inventory Advance Rate and the Receivables Advance Rates, collectively, the "Advance Rates") of Eligible US Inventory, and (b) the lesser of (I) up to the Inventory Advance Rate of the value of Eligible Mexican Inventory and (II) up to Inventory NOLV Advance Rate of Eligible Mexican Inventory, plus

(iii)        solely during the period commencing on September 1 and ending on December 31 of each year, an amount equal to the lesser of (a) ten percent (10%) of the amount calculated at such time under Section 2.1(a)(y)(ii) above and (b) $1,000,000, plus

(iv)        the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(v)         such reserves as Agent may reasonably deem proper and necessary in its Permitted Discretion from time to time (including, without limitation, a dilution reserve, a reserve in respect of credit insurance deductibles and the Mexican Priority Payables Reserve);

provided, that in no event shall (1)(A) the aggregate amounts attributable in subsections (i), (ii), (iii) and (iv) above to Eligible Mexican Receivables (excluding Eligible Insured Mexican Receivables) and Eligible Mexican Inventory (after applying the applicable Advance Rates) exceed $4,000,000 or (B) Eligible Mexican Inventory exceed 50% of the aggregate amounts attributable to the sum of Eligible Mexican Receivables (excluding Eligible Insured Mexican Receivables) and Eligible Mexican Inventory (after applying the applicable Advance Rates), (2) the aggregate amounts attributable in subsections (ii), (iii) and (iv) above to Eligible Inventory constituting work-in-process exceed the WIP Sublimit, (3) the aggregate amount attributable in subsection (i) above to Eligible US Receivables, Eligible Mexican Receivables, Eligilbe US Insured Receivables and Eligible Mexican Insured Receivables owing by Wal-Mart Stores, Inc. and its Affiliates exceed $6,000,000, or (4) the aggregate amount attributable in subsection (i) above to Eligible US Receivables, Eligible Mexican Receivables, Eligilbe US Insured Receivables and Eligible Mexican Insured Receivables owing by Dollar Tree, Inc. and its Affiliates exceed $5,000,000.

The amount derived from the sum of (x) Sections 2.1(a)(y)(i), (ii) and (iii) minus (y) Sections 2.1 (a)(y)(iv) and (v) at any time and from time to time shall be referred to as the "Formula Amount". The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the "Revolving Credit Note") substantially in the form attached hereto as Exhibit 2.1(a). Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount.

(b)          Discretionary Rights. The Advance Rates may be increased or decreased by Agent from time to time in the exercise of its Permitted Discretion; provided, that, so long as no Event of Default then exists and is continuing, Agent shall provide Borrowing Agent five (5) Business Days prior written notice of any such increase or decrease. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent. In addition to establishing reserves with respect to the Formula Amount, Agent may establish reserves against the Maximum Revolving Advance Amount as Agent may reasonably deem proper and necessary in its Permitted Discretion from time to time.

2.2         Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.

(a)          Borrowing Agent on behalf of any Borrower may notify Agent prior to 1:00 p.m. on a Business Day of a Borrower's request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation under this Agreement, become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.

(b)          Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a LIBOR Rate Loan for any Advance (other than a Swing Loan), Borrowing Agent shall give Agent written notice by no later than 1:00 p.m. on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $500,000 and in integral multiples of $100,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for LIBOR Rate Loans shall be for one, two or three months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. At the election of Required Lenders, no LIBOR Rate Loan shall be made available to any Borrower during the continuance of a Default or an Event of Default. After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than five (5) LIBOR Rate Loans, in the aggregate.

(c)          Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

(d)          Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(e), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 1:00 p.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert such LIBOR Rate Loan to a Domestic Rate Loan subject to Section 2.2(e) below.

(e)          Subject to Section 2.2(b) and the other provisions hereof, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice by no later than 1:00 p.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

(f)          At its option and upon written notice given prior to 1:00 p.m. at least three (3) Business Days prior to the date of such prepayment, any Borrower may, subject to Section 2.2(g) hereof, prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) hereof.

(g)          Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(h)          Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term "Lender" shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Agent, upon Agent's request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

2.3         Term Loans.

(a)          Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, will make a term loan to Borrowers in the amount equal to such Lender's Term Loan Commitment Percentage of $6,000,000 (the "Term Loan"). The Term Loan shall be advanced on the Closing Date and shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement: sixty (60) consecutive monthly installments each in the amount of One Hundred Thousand Dollars ($100,000.00) commencing with December 31, 2017 and continuing on the last day of each month thereafter. The Term Loan shall be evidenced by one or more secured promissory notes (collectively, the "Term Note") in substantially the form attached hereto as Exhibit 2.3(a). The Term Loan may consist of Domestic Rate Loans or LIBOR Rate Loans, or a combination thereof, as Borrowing Agent may request; and in the event that Borrowers desire to obtain or extend any portion of the Term Loan as a LIBOR Rate Loan or to convert any portion of the Term Loan from a Domestic Rate Loan to a LIBOR Rate Loan, Borrowing Agent shall comply with the notification requirements set forth in Sections 2.2(b) and/or (e) and the provisions of Sections 2.2(b) through (h) shall apply.

2.4         Swing Loans.

(a)          Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Lenders holding Revolving Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances ("Swing Loans") available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount. All Swing Loans shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates.  All Swing Loans shall be evidenced by a secured promissory note (the "Swing Loan Note") substantially in the form attached hereto as Exhibit 2.4(a). Swing Loan Lender's agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future

(b)          Upon either (i) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of the last sentence of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if (x) Borrowing Agent has requested a LIBOR Rate Loan or (y)  Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c)          Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Revolving Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or Agent may, at any time, require the Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.6(d) below. From and after the date, if any, on which any Lender holding a Revolving Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Lender holding a Revolving Commitment shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.22) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

2.5         Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers' Account on Agent's books. The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Sections 2.2(a), 2.6(b) or 2.14 hereof shall, (i) with respect to requested Revolving Advances, to the extent Lenders make such Revolving Advances in accordance with Section 2.2(a), 2.6(b) or 2.14 hereof, and with respect to Swing Loans made upon any request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b) hereof, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower's operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, so long as Agent has agreed to such other account, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request. During the Term, Borrowers may use the Revolving Advances and Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.

2.6         Making and Settlement of Advances.

(a)          Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Lenders holding the Revolving Commitments (subject to any contrary terms of Section 2.22). The Term Loan shall be advanced according to the applicable Term Loan Commitment Percentages of Lenders holding the Term Loan Commitments. Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.

(b)          Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a), Agent shall notify Lenders holding the Revolving Commitments of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance to Borrowers in U.S. Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.

(c)          Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Revolving Commitment that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.6(b) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans. If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender's Revolving Advance. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender holding a Revolving Commitment that shall have failed to make such payment to Agent. A certificate of Agent submitted to any Lender or Borrower with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.

(d)          Agent, on behalf of Swing Loan Lender, shall demand settlement (a "Settlement") of all or any Swing Loans with Lenders holding the Revolving Commitments on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders holding the Revolving Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the "Settlement Date"). Subject to any contrary provisions of Section 2.22, each Lender holding a Revolving Commitment shall transfer the amount of such Lender's Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Agent by any Lender holding a Revolving Commitment on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.6(c).

(e)          If any Lender or Participant (a "Benefited Lender") shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender's Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender's Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender's Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender's Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender's Advances shall be part of the Obligations secured by the Collateral.

2.7         Maximum Advances. The aggregate balance of Revolving Advances plus Swing Loans outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit or (b) the Formula Amount.

2.8         Manner and Repayment of Advances.

(a)          The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. The Term Loan shall be due and payable as provided in Section 2.3(a) hereof and shall be due and payable in full on the last day of the Term, subject to mandatory prepayments as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances (other than the Term Loan) shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.22). Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Term Loan shall be applied to the Term Loan pro rata according to the Term Loan Commitment Percentages of Lenders in the inverse order of maturities thereof.

(b)          Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent. Agent shall conditionally credit Borrowers' Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the "Application Date"). Agent is not, however, required to credit Borrowers' Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers' Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the Obligations on its respective Application Date. Borrowers further agree that there is a monthly float charge payable to Agent for Agent's sole benefit, in an amount equal to (y) the face amount of all items of payment received during the prior month (including items of payment received by Agent as a wire transfer or electronic depository check) multiplied by (z) the Revolving Interest Rate with respect to Domestic Rate Loans for one (1) Business Day. All proceeds received by Agent shall be applied to the Obligations in accordance with Section 4.8(h).

(c)          All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. on the due date therefor in Dollars in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrowers' Account or by making Advances as provided in Section 2.2 hereof.

(d)          Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to Agent on behalf of Lenders to the Payment Office, in each case on or prior to 1:00 p.m., in Dollars and in immediately available funds.

2.9         Repayment of Excess Advances. If at any time the aggregate balance of outstanding Revolving Advances, Swing Loans, Term Loans and/or Advances taken as a whole exceeds the maximum amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted hereunder, such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default has occurred. Without limiting the foregoing, if at any time following one or more fluctuations in the exchange rate of the Dollar against any other currency, any part of the Obligations exceeds any limit set forth herein, Borrowers shall within three (3) Business Days of written notice of same from Agent or, if an Event of Default has occurred and is continuing, immediately (i) make the necessary payments or repayments to reduce such Obligations to an amount necessary to eliminate such excess or (ii) maintain or cause to be maintained with Agent deposits in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to Agent; without in any way limiting the foregoing provisions, Agent shall, weekly or more frequently in Agent's Permitted Discretion, make the necessary exchange rate calculations to determine whether any such excess exists on such date.

2.10       Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account ("Borrowers' Account") in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent, Lenders and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers' specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to Borrowers' Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.11       Letters of Credit.

(a)          Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby and/or trade letters of credit denominated in Dollars ("Letters of Credit") for the account of any Borrower except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.1(a)(y)(iv)). The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).

(b)          Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain  Issuer from issuing any Letter of Credit, or any Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally.

2.12       Issuance of Letters of Credit.

(a)          Borrowing Agent, on behalf of any Borrower, may request Issuer to issue or cause the issuance of a Letter of Credit by delivering to Issuer, with a copy to Agent at the Payment Office, prior to 1:00 p.m., at least five (5) Business Days prior to the proposed date of issuance, such Issuer's form of Letter of Credit Application (the "Letter of Credit Application") completed to the satisfaction of Agent and Issuer; and, such other certificates, documents and other papers and information as Agent or Issuer may reasonably request. Issuer shall not issue any requested Letter of Credit if such Issuer has received notice from Agent that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason.

(b)          Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit's date of issuance and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the "UCP") or the International Standby Practices (International Chamber of Commerce Publication Number 590) (the "ISP98 Rules"), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuer, and each trade Letter of Credit shall be subject to the UCP. In addition, no trade Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.

(c)          Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

2.13       Requirements For Issuance of Letters of Credit.

(a)          Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the "Applicant" or "Account Party" of each Letter of Credit. If PNC is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct Issuer to deliver to Agent all instruments, documents, and other writings and property received by Issuer pursuant to the Letter of Credit and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor.

(b)          In connection with all trade Letters of Credit issued or caused to be issued by Issuer under this Agreement, each Borrower hereby appoints Issuer, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred: (i) to sign and/or endorse such Borrower's name upon any warehouse or other receipts, and acceptances; (ii) to sign such Borrower's name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department ("Customs") in the name of such Borrower or Issuer or Issuer's designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower's name or Issuer's, or in the name of Issuer's designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent, Issuer nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent's, Issuer's or their respective attorney's willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.14       Disbursements, Reimbursement.

(a)          Immediately upon the issuance of each Letter of Credit, each Lender holding a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender's Revolving Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.

(b)          In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Agent and Borrowing Agent. Regardless of whether Borrowing Agent shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a "Reimbursement Obligation") Issuer prior to 12:00 Noon, on each date that an amount is paid by Issuer under any Letter of Credit (each such date, a "Drawing Date") in an amount equal to the amount so paid by Issuer. In the event Borrowers fail to reimburse Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Issuer will promptly notify Agent and each Lender holding a Revolving Commitment thereof, and Borrowers shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Lenders holding the Revolving Commitments shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.2 are then satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason) as provided for in Section 2.14(c) immediately below. Any notice given by Issuer pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)          Each Lender holding a Revolving Commitment shall upon any notice pursuant to Section 2.14(b) make available to Issuer through Agent at the Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.22) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.14(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender holding a Revolving Commitment so notified fails to make available to Agent, for the benefit of Issuer, the amount of such Lender's Revolving Commitment Percentage of such amount by 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender's obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loan on and after the fourth day following the Drawing Date. Agent and Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Agent or Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Revolving Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.14(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.14(c)(i) and (ii) until and commencing from the date of receipt of notice from Agent or Issuer of a drawing.

(d)          With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.14(b), because of Borrowers' failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a "Letter of Credit Borrowing") in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each applicable Lender's payment to Agent pursuant to Section 2.14(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a "Participation Advance" from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.14.

(e)          Each applicable Lender's Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.15       Repayment of Participation Advances.

(a)          Upon (and only upon) receipt by Agent for the account of Issuer of immediately available funds from Borrowers (i) in reimbursement of any payment made by Issuer or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer or Agent under such a Letter of Credit, Agent will pay to each Lender holding a Revolving Commitment, in the same funds as those received by Agent, the amount of such Lender's Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender holding a Revolving Commitment that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lender(s) holding the Revolving Commitment have funded any portion such Defaulting Lender's Participation Advance in accordance with the provisions of Section 2.22, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b)          If Issuer or Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Issuer or Agent pursuant to Section 2.15(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Agent, forthwith return to Issuer or Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Issuer or Agent plus interest at the Federal Funds Effective Rate.

2.16       Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuer's interpretations of any Letter of Credit issued on behalf of such Borrower and by Issuer's written regulations and customary practices relating to letters of credit, though Issuer's interpretations may be different from such Borrower's own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent's or any Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.17       Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.18       Nature of Participation and Reimbursement Obligations. The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:

(i)          any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower, as the case may be, may have against Issuer, Agent, any Borrower or Lender, as the case may be, or any other Person for any reason whatsoever;

(ii)         the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.14;

(iii)        any lack of validity or enforceability of any Letter of Credit;

(iv)        any claim of breach of warranty that might be made by any Borrower, Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v)         the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer's Affiliates has been notified thereof;

(vi)        payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii)       the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)      any failure by Issuer or any of Issuer's Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Agent and Issuer have each received written notice from Borrowing Agent of such failure within three (3) Business Days after Issuer shall have furnished Agent and Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)         the occurrence of any Material Adverse Effect;

(x)          any breach of this Agreement or any Other Document by any party thereto;

(xi)         the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(xii)        the fact that a Default or an Event of Default shall have occurred and be continuing;

(xiii)       the fact that the Term shall have expired or this Agreement or the obligations of Lenders to make Advances have been terminated; and

(xiv)      any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.19       Liability for Acts and Omissions.

(a)          As between Borrowers and Issuer, Swing Loan Lender, Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer's rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuer from liability for Issuer's gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Issuer or Issuer's Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys' fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b)          Without limiting the generality of the foregoing, Issuer and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant's request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an "Order") and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c)          In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuer under any resulting liability to any Borrower, Agent or any Lender.

2.20       Voluntary and Mandatory Prepayments.

(a)          Borrowers may prepay the Revolving Loans at any time in whole or in part. Borrowers may permanently reduce the Revolving Commitments (with a corresponding reduction in the Maximum Revolving Advance Amount) at any time; provided, that (i) Borrowing Agent shall provide at least three (3) Business Days prior written notice of such reduction, (ii) such reduction shall be in increments of $4,000,000, (iii) such reduction shall be permanent, and (iv) in no event shall the Revolving Commitments be reduced below $10,000,000. Borrowers may voluntarily prepay all or any portion of the Term Loan at any time; provided, that Borrowers may not use the proceeds of Revolving Advances to prepay the Term Loan.

(b)          Mandatory Prepayment.

(i)          Within fifteen (15) Business Days after the delivery to Agent of audited annual financial statements pursuant to Section 9.7, commencing with the delivery to Agent of the financial statements for the fiscal year ended December 31, 2018 or, if such financial statements are not delivered to Agent on the date such statements are required to be delivered pursuant to Section 9.7, within fifteen (15) Business Days after the date such statements are required to be delivered to Agent pursuant to Section 9.7, Borrowers shall, if the information set forth in the related Compliance Certificate demonstrates that the Leverage Ratio as of the end of such fiscal year is (A) greater than or equal to 2.00:1.00, prepay the outstanding principal amount of the Term Loan in accordance with clause (c) below in an amount equal to the amount by which seventy five percent (75%) of the Excess Cash Flow for such fiscal year exceeds voluntary prepayments of the Term Loan for such fiscal year, or (B) less than 2.00:1.00, prepay the outstanding principal amount of the Term Loan in accordance with clause (c) below in an amount equal to the amount by which fifty percent (50%) of the Excess Cash Flow for such fiscal year exceeds voluntary prepayments of the Term Loan for such fiscal year.

(ii)         Promptly upon any voluntary or involuntary disposition (including as a result of a casualty or condemnation but excluding dispositions under clauses (a) through (f) of the definition of Permitted Dispositions) by Company or any of its Subsidiaries, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with clause (c) below in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received by such Person in connection with such disposition. Nothing contained in this Section 2.20(b) shall permit Company or any of its Subsidiaries to make a disposition of any property other than in accordance with Section 7.1.

(iii)        Promptly upon the issuance or incurrence by Company or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), or upon an issuance of Equity interests by Company or any of its Subsidiaries (other than any Excluded Equity Issuance), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with clause (c) below in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this Section 2.20(b) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(iv)        Promptly upon the receipt by Company or any of its Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay the outstanding principal of the Obligations in accordance with clause (c) below in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received by such Person in connection therewith.

(v)         Notwithstanding the foregoing, with respect to Net Cash Proceeds received by Company or any of its Subsidiaries in connection with a disposition (including as a result of a casualty or condemnation) that are otherwise required to be used to prepay the Obligations pursuant to Section 2.20(b)(ii), up to $50,000 in the aggregate in any fiscal year of the Net Cash Proceeds from all such dispositions shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds are used to replace, repair or restore properties or assets that were the subject of such disposition with like assets, or otherwise reinvest in assets used or useful in such Person's business, provided that, (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds, (B) Borrowing Agent delivers a certificate to Agent within ten (10) days after such disposition stating that such Net Cash Proceeds shall be used to so replace, repair or restore properties or assets as provided above within a period not to exceed one hundred eighty (180) days after the date of receipt of such Net Cash Proceeds (which certificate shall set forth estimates of the Net Cash Proceeds to be so expended), (C) such Net Cash Proceeds are deposited and maintained in a Controlled Account, and (D) upon the earlier of (1) the expiration of the one hundred eighty (180) day period pursuant to clause (B) above or (2) the occurrence of a Default or an Event of Default, such Net Cash Proceeds, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.20(b)(ii).

(c)          Each prepayment pursuant to Section 2.20(b)(i) shall be applied, first, to the Term Loan, until paid in full, and second, to the Revolving Advances, until paid in full; provided, that if an Event of Default has occurred and is continuing and funds are to be applied pursuant to Section 11.5 as directed by Required Lenders, such payments shall be applied in respect of the Obligations in accordance with Section 11.5. Each prepayment pursuant to Section 2.20(b)(ii), (iii) and (iv) shall be applied, first, to the Term Loan, until paid in full, second, to the Revolving Advances, until paid in full (with, if the Required Revolving Lenders so elect, a corresponding permanent reduction in the Revolving Commitments), until paid in full, and third, to cash collateralize the Letters of Credit in an amount equal to one hundred five percent (105%) of the aggregate undrawn amount of all outstanding Letters of Credit (with, if the Required Revolving Lenders so elect, a corresponding permanent reduction in the Revolving Commitments) except that prepayments under Section 2.20(b)(ii) arising as a result of a disposition of Receivables or Inventory shall, to the extent of the proceeds of such Receivables or Inventory, be applied first, to the Revolving Advances (with, if the Required Revolving Lenders so elect, a corresponding permanent reduction in the Revolving Commitments), until paid in full, second, to cash collateralize the Letters of Credit in an amount equal to one hundred five percent (105%) of the aggregate undrawn amount of all outstanding Letters of Credit (with, if the Required Revolving Lenders so elect, a corresponding permanent reduction in the Revolving Commitments), and third, to the Term Loan, until paid in full; provided, that if an Event of Default has occurred and is continuing and funds are to be applied pursuant to Section 11.5 as directed by Required Lenders, such payments shall be applied in respect of the Obligations in accordance with Section 11.5.

(d)          Each prepayment applied to the Term Loan under this Section 2.20 shall be applied to reduce scheduled amortization payments of such Term Loan in the inverse order of their maturities.

2.21       Use of Proceeds.

(a)          Borrowers shall apply the proceeds of Advances to (i) repay existing indebtedness, (ii) pay fees and expenses relating to this transaction, and (iii) provide for its working capital needs (including funding of Capital Expenditures) and reimburse drawings under Letters of Credit.

(b)          Without limiting the generality of Section 2.21(a) above, neither the Borrowers, the Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

2.22       Defaulting Lender.

(a)          Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.

(b)          (i) Except as otherwise expressly provided for in this Section 2.22, Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding a Revolving Commitment in accordance with their Revolving Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender's benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii)         Fees pursuant to Section 3.3 hereof shall cease to accrue in favor of such Defaulting Lender.

(iii)        If any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:

(A)         Defaulting Lender's Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender's reallocated Participation Commitment in the outstanding Swing Loans plus such Lender's reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(B)         if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of Issuer, Borrowers' obligations corresponding to such Defaulting Lender's Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

(C)         if Borrowers cash collateralize any portion of such Defaulting Lender's Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender's Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender's Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(D)         if Defaulting Lender's Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders holding Revolving Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and

(E)         if all or any portion of such Defaulting Lender's Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender's Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and

(iv)        so long as any Lender holding a Revolving Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and Defaulting Lender's Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c)          A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of "Required Lenders", a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage or Term Loan Commitment Percentage; provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i) or (ii) of Section 16.2(b).

(d)          Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)          In the event that Agent, Borrowers, Swing Loan Lender and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Revolving Commitment, then Participation Commitments of Lenders holding Revolving Commitments (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender's Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.

(f)          If Swing Loan Lender or Issuer has a good faith belief that any Lender holding a Revolving Commitment has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with Borrowers or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.23         Payment of Obligations. Agent may charge to Borrowers' Account as a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by Agent or any Lender pursuant to Sections 4.2 or 4.3 hereof and (b) all expenses which Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Controlled Accounts as provided for in Section 4.8(h), and (iii) any sums expended by Agent or any Lender due to any Credit Party's failure to perform or comply with its obligations under this Agreement or any Other Document including any Credit Party's obligations under Sections 3.3, 3.4, 4.4, 4.7, 6.4, 6.6, 6.7 and 6.8 hereof, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances made by and owing to Agent and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

III.         INTEREST AND FEES.

3.1         Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to LIBOR Rate Loans, at the end of each Interest Period, provided further that all accrued and unpaid interest shall be due and payable at the end of the Term. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate (ii) with respect to Swing Loans, the Revolving Interest Rate for Domestic Rate Loans and (iii) with respect to the Term Loan, the applicable Term Loan Rate (as applicable, the "Contract Rate"). Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Obligations shall bear interest at the applicable Contract Rate plus two percent (2%) per annum the "Default Rate").

3.2         Letter of Credit Fees.

(a)          Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders holding Revolving Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term, and (y) to Issuer, a fronting fee of one-quarter of one percent (0.25%) per annum times the average daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term. (all of the foregoing fees, the "Letter of Credit Fees"). In addition, Borrowers shall pay to Agent, for the benefit of Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer's prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.

(b)          At any time following the occurrence of an Event of Default, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.20), Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower's behalf and in such Borrower's name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender's possession at any time. Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree (or, in the absence of such agreement, as Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Agent shall have no obligation (and Borrowers hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such cash collateral being held by Agent. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement. Borrowers hereby assign, pledge and grant to Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may use such cash collateral to pay and satisfy such Obligations.

3.3         Facility Fee.

If, for any month during the Term, the average daily unpaid balance of the sum of Revolving Advances (for purposes of this computation, Swing Loans shall be deemed to be Revolving Advances made by PNC as a Lender) plus Swing Loans plus the Maximum Undrawn Amount of all outstanding Letters of Credit for each day of such month does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent, for the ratable benefit of Lenders holding the Revolving Commitments based on their Revolving Commitment Percentages, a fee at a rate equal to one-half of one percent (0.50%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance (the "Facility Fee"). Such Facility Fee shall be payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.

3.4         Collateral Monitoring Fee and Collateral Evaluation Fee and Fee Letter.

(a)          Borrowers shall pay to Agent promptly at the conclusion of any collateral evaluation performed by or for the benefit of Agent - namely any field examination, collateral analysis or other business analysis, the need for which is to be determined by Agent and which evaluation is undertaken by Agent or for Agent's benefit - a collateral evaluation fee in an amount equal to $1,000 (or such other amount customarily charged by Agent to its customers) per day for each person employed to perform such evaluation, plus a per examination manager review fee (whether such examination is performed by Agent's employees or by a third party retained by agent) in the amount of $1,500 (or such other amount customarily charged by Agent to its customers), plus all costs and disbursements incurred by Agent in the performance of such examination or analysis, and further provided that if third parties are retained to perform such collateral evaluations, either at the request of another Lender or for extenuating reasons determined by Agent in its sole discretion, then such fees charged by such third parties plus all costs and disbursements incurred by such third party, shall be the responsibility of Borrowers and shall not be subject to the foregoing limits; provided, that so long as no Event of Default shall have occurred during a calendar year, Borrowers shall not be obligated to reimburse Agent for more than three (3) field examinations in such calendar year, except for field examinations conducted in connection with a proposed Permitted Acquisition (whether or not consummated).

(b)          Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

(c)          All of the fees and out-of-pocket costs and expenses of any appraisals conducted pursuant to Section 4.7 hereof shall be paid for when due, in full and without deduction, off-set or counterclaim by Borrowers.

3.5         Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

3.6         Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7          Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term "Lender" shall include Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)          subject Agent, Swing Loan Lender, any Lender or Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan, or change the basis of taxation of payments to Agent, Swing Loan Lender, such Lender or Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Taxes payable by Agent, Swing Loan Lender, such Lender or the Issuer);

(b)          impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)          impose on Agent, Swing Loan Lender, any Lender or Issuer or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent, Swing Loan Lender, such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent, Swing Loan Lender or such Lender or Issuer deems to be material, then, in any case Borrowers shall promptly pay Agent, Swing Loan Lender, such Lender or Issuer, upon its demand, such additional amount as will compensate Agent, Swing Loan Lender or such Lender or Issuer for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be. Agent, Swing Loan Lender, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.

3.8         Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a)          reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b)          Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan; or

(c)          the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law), or

(d)          the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan,

then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 1:00 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.9         Capital Adequacy.

(a)          In the event that Agent, Swing Loan Lender or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9, the term "Lender" shall include Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling Agent , Swing Loan Lender or any Lender and the office or branch where Agent , Swing Loan Lender or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent, Swing Loan Lender or any Lender's capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent , Swing Loan Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent's, Swing Loan Lender's and each Lender's policies with respect to capital adequacy) by an amount deemed by Agent, Swing Loan Lender or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent , Swing Loan Lender or such Lender such additional amount or amounts as will compensate Agent , Swing Loan Lender or such Lender for such reduction. In determining such amount or amounts, Agent, Swing Loan Lender or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent, Swing Loan Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b)          A certificate of Agent, Swing Loan Lender or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent , Swing Loan Lender or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

3.10       Taxes.

(a)          Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Borrowers shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, Swing Loan Lender, Lender, Issuer or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b)          Without limiting the provisions of Section 3.10(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)          Each Borrower shall indemnify Agent, Swing Loan Lender, each Lender, Issuer and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, Swing Loan Lender, such Lender, Issuer, or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Borrowers by any Lender, Swing Loan Lender, Participant, or Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of Swing Loan Lender, a Lender or Issuer, shall be conclusive absent manifest error.

(d)          As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Body, Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)          Any Foreign Lender (which, for purposes of this Section 3.10(e), includes Swing Loan Lender, any Lender, any Issuer, or any Participant that is organized under the laws of a jurisdiction other than that in which the relevant Borrower is a resident for tax purposes) that is entitled to an exemption from or reduction of withholding tax with respect to payments hereunder or under any Other Document shall deliver to Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in this Section 3.10(e), the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.10(e)(i), (ii), (iii) (iv) or (v) and in Section 3.10(f)) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or any of its Affiliates or agents. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full thirty percent (30%) withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any Lender, if requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender (or other Lender) shall deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable: two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for each of the applicable benefits of an income tax treaty to which the United States of America is a party,

(i)          two (2) duly completed valid originals of IRS Form W-8ECI,

(ii)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,

(iii)        any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made,

(iv)        To the extent that any Lender (including, for purposes of this Section 3.10, Swing Loan Lender, any Lender, any Issuer, or any Participant) is a United States person within the meaning of Section 7701(a)(30) of the Code, such Lender shall submit to Borrowers and Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender (and, in the case of Form W-9, demonstrating that no U.S. federal backup withholding is required), or

(v)         To the extent a Foreign Lender is not the beneficial owner (and the Borrower is a U.S. resident), executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a certificate meeting the requirements of Section 3.10(e)(ii), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers and Agent in writing of its legal inability to do so.

(f)          If a payment made to a Lender, Swing Loan Lender, Participant, Issuer, or Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Swing Loan Lender, Participant, Issuer, or Agent shall deliver to the Agent (in the case of Swing Loan Lender, a Lender, Participant or Issuer) and Borrowers (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by Agent or any Borrower sufficient for Agent and Borrowers to comply with their obligations under FATCA and to determine that Swing Loan Lender, such Lender, Participant, Issuer, or Agent has complied with such applicable reporting requirements.

(g)          If Agent, Swing Loan Lender, a Lender, a Participant or Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of the Agent, Swing Loan Lender, such Lender, Participant, or the Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that Borrowers, upon the request of Agent, Swing Loan Lender, such Lender, Participant, or Issuer, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to Agent, Swing Loan Lender, such Lender, Participant or the Issuer in the event Agent, Swing Loan Lender, such Lender, Participant or the Issuer is required to repay such refund to such Governmental Body. This Section shall not be construed to require Agent, Swing Loan Lender, any Lender, Participant, or Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.

3.11       Replacement of Lenders. If any Lender (an "Affected Lender") (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7, 3.9 or 3.10 hereof, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(h) hereof, (c) is a Defaulting Lender, or (d) denies any consent requested by the Agent pursuant to Section 16.2(b) hereof, Borrowers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(h) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Agent pursuant to Section 16.2(b) hereof, as the case may be, by notice in writing to the Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Agent and Borrowers (the "Replacement Lender"); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender's Advances and its Revolving Commitment Percentage and/or Term Loan Commitment Percentages, as applicable, as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender's Advances and its Revolving Commitment Percentage and/or Term Loan Commitment Percentages, as applicable, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Revolving Commitment Percentage and/or Term Loan Commitment Percentages, as applicable, and other rights and obligations under this Loan Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.]

IV.          COLLATERAL: GENERAL TERMS

4.1         Security Interest in the Collateral. To secure the prompt payment and performance to Agent, Issuer, Swing Loan Lender and each Lender (and each other holder of any Obligations) of the Obligations, each Credit Party (except for the Mexican Credit Parties, and the stockholders of the Mexican Credit Parties with respect to the Equity Interests of any Mexican Credit Party, each of which will grant their security interests to Agent for its benefit and for the benefit of Lenders pursuant to the Mexican Security Documents) hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located. Each Credit Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent's security interest and shall cause its financial statements to reflect such security interest. Each Credit Party shall provide Agent with written notice of all commercial tort claims promptly upon the occurrence of any events giving rise to any such claim(s) (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claim(s), the events out of which such claim(s) arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claim(s) have been commenced, the case title together with the applicable court and docket number. Upon delivery of each such notice, such Credit Party shall be deemed to thereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each Credit Party shall provide Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, and at Agent's request shall take such actions as Agent may reasonably request for the perfection of Agent's security interest therein subject to Section 4.2.

4.2         Perfection of Security Interest. Each Credit Party shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent's security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining Lien Waiver Agreements, (iii) delivering to Agent, endorsements of, instruments of assignment as Agent may specify with respect to, and stamping or marking in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, customs brokers and freight agreements and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent's security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Credit Party hereby authorizes Agent to file against such Credit Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as "all assets" and/or "all personal property" of any Credit Party). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers' Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations. Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing, the Credit Parties shall not be obligated to (a) perfect a security interest in any Excluded Deposit Account, (b) motor vehicles and other assets subject to certificates of title with an aggregate fair market value not to exceed $50,000, (c) letter of credit rights (other than those that constitute supporting obligations as to other Collateral) with a value of less than $50,000, (d) obtain a Lien Waiver Agreement or enter into a warehouse agreement, freight agreement or other custodial agreement, with respect to Collateral in the possession or control of a consignee, bailee, warehouseman, agent or processor that does not have an aggregate value in excess of $50,000 at any time (provided that if any Collateral with an aggregate value in excess of $50,000 is at any time in the possession or control of any warehouse, bailee, agent or processor, the Borrowers shall, upon the request of Agent, use commercially reasonable efforts to obtain such Person's written acknowledgement in form and substance reasonably satisfactory to Agent), (e) deliver to Agent possession of any items of Collateral with a value of less than $50,000, or (f) deliver a Mortgage on Real Property acquired after the Closing Date with a fair market value of less than $50,000.

4.3         Preservation of Collateral. Following the occurrence of an Event of Default and in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent's interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Credit Party's premises a custodian who shall have full authority to do all acts necessary to protect Agent's interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Credit Party's owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Credit Parties' owned or leased property. Each Credit Party shall cooperate fully with all of Agent's efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent's expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers' Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.4         Ownership and Location of Collateral.

(a)          With respect to the Collateral, at the time the Collateral becomes subject to Agent's security interest: (i) each Credit Party shall be the sole owner of or have rights or an interest in, and be fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent, subject to Permitted Encumbrances; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens whatsoever; (ii) each document and agreement executed by each Credit Party or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of each Credit Party that appear on such documents and agreements shall be genuine and each Credit Party shall have full capacity to execute same; and (iv) each Credit Party's Equipment and Inventory shall be located as set forth on Schedule 4.4, or at such other locations as a Credit Party may from time to time notify Agent.

(b)          Schedule 4.4(b) hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Credit Party, (B) the chief executive office of each Credit Party; (C) the location of any Inventory or Equipment of a Credit Party, and (D) the location, by state and street address, of all Real Property owned or leased by each Credit Party, identifying which properties are owned and which are leased, together with the names and addresses of any landlords.

4.5         Defense of Agent's and Lenders' Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent's interests in the Collateral shall continue in full force and effect. Each Credit Party shall defend Agent's interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations after the occurrence and during the continuance of an Event of Default, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, each Credit Party shall, upon demand, assemble it in a manner reasonably requested by Agent and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. If an Event of Default has occurred and is continuing, at Agent's request, each Credit Party shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent's order and if they shall come into any Credit Party's possession, they, and each of them, shall be held by such Credit Party in trust as Agent's trustee, and such Credit Party will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.6         Inspection of Premises. At all reasonable times and from time to time, Agent shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Credit Party's books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Credit Party's business. Agent and its agents may enter upon any premises of any Credit Party upon reasonable notice at any time during business hours, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Credit Party's business. Borrowers' obligation to pay fees to Agent in respect of collateral evaluations provided for under this Section 4.6 shall be limited to the extent set forth in Section 3.3(c).

4.7         Appraisals. Agent may, in its sole discretion, exercised in a commercially reasonable manner, at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising Credit Parties' assets. Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Company as to the identity of any such firm. Borrowers shall reimburse Agent for the costs, expenses and charges incurred by Agent in respect of any appraisal; provided, that so long as no Event of Default shall have occurred during a calendar year, Borrowers shall not be obligated to reimburse Agent for more than two (2) appraisals of the Inventory in such calendar year, except for appraisals conducted in connection with a proposed Permitted Acquisition (whether or not consummated).

4.8         Receivables; Deposit Accounts and Securities Accounts.

(a)          Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Credit Party, or work, labor or services theretofore rendered by a Credit Party as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Credit Party's terms of sale with the Customer, without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Credit Parties to Agent.

(b)          Each Customer, to the best of each Credit Party's knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any Credit Party who are not solvent, such Credit Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c)          Each Credit Party's chief executive office is located as set forth on Schedule 4.4(b). Until written notice is given to Agent by Borrowing Agent of any other office at which any Credit Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d)          Credit Parties shall instruct their Customers to deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to such Collection Accounts (and any associated lockboxes) as contemplated by Section 4.8(h). Notwithstanding the foregoing, to the extent any Credit Party directly receives any remittances upon Receivables, such Credit Party shall, as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Collection Accounts.

(e)          [Reserved].

(f)          Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Credit Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Credit Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Credit Party hereby constitutes Agent or Agent's designee as such Credit Party's attorney with power (i) at any time: (A) to endorse such Credit Party's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to send verifications of Receivables to any Customer; (C) to sign such Credit Party's name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent's interest in the Collateral and to file same; and (D) to receive, open and dispose of all mail addressed to any Credit Party at any post office box/lockbox maintained by Agent for Credit Parties or at any other business premises of Agent; and (ii) at any time following the occurrence and during the continuance of an Event of Default: (A) to sign such Credit Party's name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables, (B) to demand payment of the Receivables; (C) to enforce payment of the Receivables by legal proceedings or otherwise; (D) to exercise all of such Credit Party's rights and remedies with respect to the collection of the Receivables and any other Collateral; (E) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables; (F) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (G) to prepare, file and sign such Credit Party's name on a proof of claim in bankruptcy or similar document against any Customer; (H) to prepare, file and sign such Credit Party's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (I) to accept the return of goods represented by any of the Receivables; (J) to change the address for delivery of mail addressed to any Credit Party to such address as Agent may designate; and (K) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.

(g)          Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.

(h)          Credit Parties shall (i) establish and maintain their primary depository and treasury management relationships and all Collection Accounts with PNC (or, with respect to Flexo Universal, at such other financial institution reasonably acceptable to PNC) and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their collections and proceeds of Collateral into a Collection Account of a Credit Party (or into a lockbox from which collections received therein are deposited into a Collection Account of a Credit Party); provided, that, in lieu of the foregoing requirements in respect of Flexo Universal, collections and proceeds of Collateral received by Flexo Universal shall be subject to the requirements and limitations set forth in Section 6.14(a). Each Collection Account and each other deposit or securities account of a Credit Party (each such Collection Account, deposit account or securities account, other than an Excluded Deposit Account, a "Controlled Account") shall be subject to a deposit account control agreement with the applicable bank, financial or securities intermediary (each, a "Controlled Account Bank") in form and substance reasonably satisfactory to Agent and shall provide (unless Agent otherwise agrees), among other things, that (A) the applicable Controlled Account Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Controlled Account without further consent by the applicable Credit Party, (B) the applicable Controlled Account Bank waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against the applicable Controlled Account other than for payment of its service fees and other charges directly related to the administration of such Controlled Account and for returned checks or other items of payment, and (C) with respect to each Collection Account, the applicable Controlled Account Bank will forward by daily sweep all amounts in the applicable Collection Account to the appropriate account of Agent, and with respect to each Controlled Account (other than a Collection Account), the applicable Controlled Account Bank will, at the request of Agent after the occurrence and during the continuance of an Event of Default, remit funds in such Controlled Account as directed by Agent. Agent shall apply all funds received by it from the Controlled Accounts to the Revolving Advances; provided, that if an Event of Default has occurred and is continuing and funds are to be applied pursuant to Section 11.5, such funds are to be applied in respect of the obligations in accordance with Section 11.5 to the satisfaction of the Obligations (including the cash collateralization of the Letters of Credit) in the manner provided in this Agreement; provided further that, in the absence of any Event of Default, Agent shall apply all such funds first to the prepayment of the principal amount of the Swing Loans, if any, and then to the Revolving Advances. Without limiting the foregoing, Credit Parties shall close their depository accounts and terminate their treasury management services with BMO Harris Bank, N.A. and its affiliates within ninety (90) days following the Closing Date (or such later date agreed to by Agent in its sole discretion).

(i)          No Credit Party will, without Agent's consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Credit Party.

(j)          All deposit accounts, securities accounts and investment accounts of each Credit Party and its Subsidiaries as of the Closing Date are set forth on Schedule 4.8(j). No Credit Party shall open any new deposit account, securities account or investment account unless (i) Borrowers shall have given at least thirty (30) days prior written notice to Agent and (ii) if such account is to be maintained with a bank, depository institution or securities intermediary that is not Agent, such bank, depository institution or securities intermediary, each applicable Credit Party and Agent shall first have entered into an account control agreement in form and substance satisfactory to Agent sufficient to give Agent "control" (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account. Notwithstanding anything herein to the contrary, this Section 4.8(j) shall not apply to Excluded Deposit Accounts.

4.9         Inventory. To the extent Inventory held for sale or lease has been produced by any Credit Party, it has been and will be produced by such Credit Party in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.10       Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, except where the failure to do so would not have a Material Adverse Effect. No Credit Party shall use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation except to the extent such violations would not have a Material Adverse Effect.

4.11       Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Credit Party's agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof unless caused maliciously or with gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment). Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Credit Party's obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Credit Party of any of the terms and conditions thereof.

V.	REPRESENTATIONS AND WARRANTIES.

Each Credit Party represents and warrants as follows:

5.1         Authority. Each Credit Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Credit Party, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Credit Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Credit Party's corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Credit Party's Organizational Documents or to the conduct of such Credit Party's business or of any Material Contract or undertaking to which such Credit Party is a party or by which such Credit Party is bound, including the Shareholder Subordinated Loan Documents, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, except to the extent such conflict or violation could reasonably be expected to result in a Material Adverse Effect, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect, except to the extent the failure to obtain such Consent could reasonably be expected to result in a Material Adverse Effect, and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Credit Party under the provisions of any agreement, instrument, or other document to which such Credit Party is a party or by which it or its property is a party or by which it may be bound, including the Shareholder Subordinated Loan Documents.

5.2         Formation and Qualification.

(a)          Each Credit Party is duly incorporated or formed, as applicable, and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Credit Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Credit Party has delivered to Agent true and complete copies of its Organizational Documents as of the Closing Date and will promptly notify Agent of any amendment or changes thereto.

(b)          The only Subsidiaries of Company and each Credit Party are listed on Schedule 5.2(b).

5.3         Survival of Representations and Warranties. All representations and warranties of such Credit Party contained in this Agreement and the Other Documents to which it is a party shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at the time of such Credit Party's execution of this Agreement and the Other Documents to which it is a party and true and correct in all in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the time of any request for an Advance (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).

5.4         Tax Returns. Each Credit Party's federal tax identification number is set forth on Schedule 5.4. Each Credit Party has filed all federal, state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable, except to the extent that they are being Properly Contested. The provision for taxes on the books of each Credit Party is adequate for all years not closed by applicable statute, and for its current fiscal year, and no Credit Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5         Financial Statements; No Material Adverse Effect.

(a)          The pro forma balance sheet of Borrowers on a Consolidated Basis (the "Pro Forma Balance Sheet") furnished to Agent on the Closing Date reflects the consummation of the transactions contemplated by the Shareholder Subordinated Loan Documents and under this Agreement (collectively, the "Transactions") and is accurate, complete and correct and fairly reflects the financial condition of Borrowers on a Consolidated Basis as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied. The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the President of Borrowing Agent. All financial statements referred to in this subsection 5.5(a), including the related schedules and notes thereto, have been prepared in accordance with GAAP, except as may be disclosed in such financial statements.

(b)          The twelve (12) month cash flow and balance sheet projections of Borrowers on a Consolidated Basis, copies of which are annexed hereto as Exhibit 5.5(b) (the "Projections") were prepared by the Chief Financial Officer of Company, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrowers' judgment based on present circumstances of the most likely set of conditions and course of action for the projected period. The cash flow Projections together with the Pro Forma Balance Sheet are referred to as the "Pro Forma Financial Statements".

(c)          The consolidated and consolidating balance sheets of Company and its Subsidiaries, and such other Persons described therein, as of December 31, 2016, and the related statements of income, changes in stockholder's equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application to which such accountants concur and present fairly the financial position of Company and its Subsidiaries at such date and the results of their operations for such period.

(d)          Since December 31, 2016, there has not occurred any event, condition or state of facts which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

5.6         Entity Names. No Credit Party has been known by any other company or corporate name, as applicable, in the past five (5) years and does not provided services or sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Credit Party been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person or a business of a Person during the preceding five (5) years.

5.7         O.S.H.A. Environmental Compliance; Flood Insurance.

(a)          Except as set forth on Schedule 5.7 hereto, each Credit Party is in compliance with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance with the Federal Occupational Safety and Health Act, and Environmental Laws and there are no outstanding citations, notices or orders of non-compliance issued to any Credit Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b)          Except as set forth on Schedule 5.7 hereto, each Credit Party has been issued all required federal, state and local licenses, certificates or permits (collectively, "Approvals") relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect.

(c)          Except as set forth on Schedule 5.7: (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as "Releases") of Hazardous Materials at, upon, under or migrating from or onto any Real Property owned, leased or occupied by any Credit Party, except for those Releases which are in full compliance with Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property owned, leased or occupied by any Credit Party, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) the Real Property including any premises owned, leased or occupied by any Credit Party has never been used by any Credit Party to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (iv) no Hazardous Materials are managed by any Credit Party on any Real Property including any premises owned, leased or occupied by any Credit Party, excepting such quantities as are managed in accordance with all applicable manufacturer's instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of any Credit Party or of its tenants.

(d)          All Real Property owned by Credit Parties is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Credit Party in accordance with prudent business practice in the industry of such Credit Party. Each Credit Party has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a Mortgage in favor of Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

5.8         Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a)          (i) After giving effect to the Transactions, each Credit Party is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage, (ii) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities, and (iii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(b)          Except as disclosed in Schedule 5.8(b)(i), no Credit Party has any pending or threatened litigation, arbitration, actions or proceedings in excess of $100,000. No Credit Party has any outstanding Indebtedness other than Permitted Indebtedness.

(c)          No Credit Party is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Credit Party in violation of any order of any court, Governmental Body or arbitration board or tribunal which could reasonably be expected to a have a Material Adverse Effect. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws.

(d)          No Credit Party or any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on Schedule 5.8(d) hereto. (i) Each Credit Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan, and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances, to the extent such provisions apply to such Plan; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has received a favorable determination letter from the Internal Revenue Service as to its qualified status under Section 401(a) of the Code and that the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Service or it is a prototype or volume submitted Plan which language has been pre-approved by the Internal Revenue Service on which the Plan is entitled to rely; (iii) neither any Credit Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) the current value of the assets of each Pension Benefit Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Credit Party nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Credit Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Credit Party nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Credit Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a "prohibited transaction" described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no event described in Section 4043 of ERISA that would require providing notice to the PBGC, for which the thirty (30) day notice period has not been waived; (xi) neither any Credit Party nor any member of the Controlled Group has engaged within the preceding five (5) years in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) neither any Credit Party nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Credit Party nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan within the preceding five (5) years so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

5.9         Patents, Trademarks, Copyrights and Licenses. All Intellectual Property owned or utilized by any Credit Party (other than off-the-shelf Intellectual Property that is generally commercially available which a Credit Party has a license to use): (i) as of the Closing Date is set forth on Schedule 5.9; (ii) if owned by a Credit Party, is valid and has been duly registered or filed with all appropriate Governmental Bodies; and (iii) constitutes all of the intellectual property rights which are necessary for the operation of its business. There is no objection to, pending challenge to the validity of, or proceeding by any Governmental Body to suspend, revoke, terminate or adversely modify, any such Intellectual Property and no Credit Party is aware of any grounds for any challenge or proceedings, except as set forth in Schedule 5.9 hereto. All Intellectual Property owned or held by any Credit Party consists of original material or property developed by such Credit Party or to the knowledge of such Credit Party was lawfully acquired by such Credit Party from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof unless a Credit Party has determined that an item is no longer necessary for its business.

5.10       Licenses and Permits. Except as set forth in Schedule 5.10, each Credit Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to be so in compliance or to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11       Default of Indebtedness. No Default or Event of Default exists as a result of (i) a Credit Party being in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued or (ii) an event that has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12       No Default. No Default or Event of Default has occurred and is continuing.

5.13       No Burdensome Restrictions. No Credit Party is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. Each Credit Party has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject. No Credit Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14       No Labor Disputes. No Credit Party is involved in any labor dispute; there are no strikes or walkouts or union organization of any Credit Party's employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15       Margin Regulations. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for "purchasing" or "carrying" "margin stock" as defined in Regulation U of such Board of Governors.

5.16       Investment Company Act. No Credit Party is an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17       Disclosure. No representation or warranty made by any Credit Party in this Agreement or in the Shareholder Subordinated Loan Documents, or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Credit Party or which reasonably should be known to such Credit Party which such Credit Party has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18       Delivery of Shareholder Subordinated Loan Documents. Agent has received complete copies of the Shareholder Subordinated Loan Documents and related documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

5.19        [Reserved].

5.20       Swaps. Except as otherwise agreed in respect of any swap agreement entered into with or provided by PNC or one of its Affiliates, if applicable, no Credit Party is a party to, nor will it be a party to, any swap agreement whereby such Credit Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited "two-way basis" without regard to fault on the part of either party.

5.21       Business and Property of Credit Parties. Upon and after the Closing Date, Credit Parties do not propose to engage in any business other than the production and sale of film products for novelty, packaging and container applications and activities necessary to conduct the foregoing. On the Closing Date, each Credit Party will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Credit Party.

5.22       Ineligible Securities. Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Agent or any Lender.

5.23       [Reserved].

5.24       Equity Interests. The authorized and outstanding Equity Interests of each Credit Party, and each legal and beneficial holder thereof as of the Closing Date, are as set forth on Schedule 5.24(a) hereto. All of the Equity Interests of each Credit Party have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.24(b), there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Credit Party or any of the shareholders of any Credit Party is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Credit Parties. Except as set forth on Schedule 5.24(c), Credit Parties have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.25       Commercial Tort Claims. No Credit Party has any commercial tort claims except as set forth on Schedule 5.25 hereto.

5.26       Letter of Credit Rights. As of the Closing Date, no Credit Party has any letter of credit rights except as set forth on Schedule 5.26 hereto.

5.27       Material Contracts. Schedule 5.27 sets forth all Material Contracts of the Credit Parties. All Material Contracts are in full force and effect and no material defaults currently exist thereunder.

VI.          AFFIRMATIVE COVENANTS.

Each Credit Party shall, until payment in full of the Obligations and termination of this Agreement:

6.1         Compliance with Laws. Comply in all material respects with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Credit Party's business the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard).

6.2         Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all Intellectual Property and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3         Books and Records. Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers.

6.4         Payment of Taxes. Pay, when due, all taxes, assessments and other charges lawfully levied or assessed upon such Credit Party or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, except where the same are being Properly Contested or the failure to make such payment could not reasonably be expected to result in a liability to any Credit Party in excess of $50,000. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Credit Party and Agent or any Lender which Agent or any Lender may be required to withhold or pay (and for which a Credit Party is liable under Applicable Law) or if any taxes, assessments, or other charges of a Governmental Body (for which a Credit Party is liable under Applicable Law) remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent's reasonable opinion, may possibly create a valid Lien on the Collateral, Agent may, without notice to the Credit Parties, make a Protective Advance as provided in Section 16.2(f) to pay the taxes, assessments or other charges and each Credit Party hereby indemnifies and holds Agent and each Lender harmless in respect thereof.

6.5         Financial Covenants.

(a)          Fixed Charge Coverage Ratio. Cause to be maintained as of the end of each fiscal quarter set forth below, a Fixed Charge Coverage Ratio of not less than the ratio set forth opposite such fiscal quarter below, for the applicable period then ended:

Applicable Period	Ratio

One fiscal quarter ended March 31, 2018	1.10 to 1.00

Two fiscal quarters ended June 30, 2018	1.10 to 1.00

Three fiscal quarters ended September 30, 2018	1.10 to 1.00

Four fiscal quarters ended December 31, 2018 and each four fiscal quarter period ending on March 31, June 30, September 30 and December 31 thereafter	1.10 to 1.00

(b)          Leverage Ratio. Cause to be maintained as of the end of each fiscal quarter (commencing with the fiscal quarter ending December 31, 2017) a Leverage Ratio of not greater than the ratio set forth opposite such fiscal quarter below, measured on a rolling four (4) quarter basis:

Fiscal Quarter	Ratio
December 31, 2017	4.75 to 1.00
March 31, 2018	4.50 to 1.00
June 30, 2018	4.25 to 1.00
September 30, 2018	3.75 to 1.00
December 31, 2018	3.50 to 1.00
March 31, 2019	3.25 to 1.00
June 30, 2019	3.00 to 1.00
September 30, 2019 and each December 31, March 31, June 30 and September 30 thereafter	2.75 to 1.00

6.6         Insurance.

(a)          (i) Keep all its insurable properties and properties in which such Credit Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Credit Party's including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Credit Party insuring against larceny, embezzlement or other criminal misappropriation of insured's officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Credit Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others for such amounts, as is customary in the case of companies engaged in businesses similar to such Credit Party's; (iv) maintain all such worker's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Credit Party is engaged in business; and (v) furnish Agent with (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (B) appropriate endorsements (including loss payable endorsements) in form and substance reasonably satisfactory to Agent, naming Agent as an additional insured and Agent as mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i), and (iii) above, and providing (I) that all proceeds thereunder shall be payable to Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice). In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Credit Party to make payment for such loss to Agent and not to such Credit Party and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may endorse such Credit Party's name thereon and do such other things as Agent may deem advisable to reduce the same to cash.

(b)          Each Credit Party shall take all actions required under the Flood Laws and/or reasonably requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

(c)          If an Event of Default has occurred and is continuing, Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in Sections 6.6(a)(i), and (iii) and 6.6(b) above. Except as provided in Section 2.20(b)(vi) all loss recoveries received by Agent under any such insurance may be applied to the Obligations in the manner provided in this Agreement. Any surplus shall be paid by Agent to Borrowers or applied as may be otherwise required by Applicable Law. Any deficiency thereon shall be paid by the Credit Parties to Agent, on demand. If any Credit Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Credit Party, which payments shall be charged to Borrowers' Account and constitute part of the obligations.

6.7         Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (ii) when due its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.

6.8         Environmental Matters.

(a)          Ensure that the Real Property and all operations and businesses conducted thereon are in compliance and remain in compliance in all material respects with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property in compliance in all material respects with Environmental Laws.

(b)          Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic environmental compliance audits to be conducted by knowledgeable environmental professionals. All potential violations and violations of Environmental Laws shall be reviewed with legal counsel to determine any required reporting to applicable Governmental Bodies and any required corrective actions to address such potential violations or violations.

(c)          Respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Credit Party shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Credit Party shall fail to comply in any material respect with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent's interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) reasonably deem necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint. All reasonable out-of-pocket costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Credit Party.

(d)          Promptly upon the reasonable written request of Agent from time to time, the Credit Parties shall provide Agent, at the Credit Parties' expense, with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, remediation and removal of any Hazardous Materials found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible Governmental Body shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require the Credit Parties to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

6.9         Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable).

6.10       SCJ License Agreement. Ensure that each Credit Party fully complies with all product quality terms, conditions and requirements set forth in that certain Trademark License Agreement, dated as of December 9, 2011, by and between Company and S. C. Johnson & Sons, Inc. ("SCJ") (as amended, restated, supplemented or otherwise modified from time to time, together with any successor or replacement license agreement, the "SCJ License"), including without limitation provisioning of samples in accordance with Section 6 of the SCJ License. Each Credit Party further agrees to (i) maintain complete and accurate records in respect of all product quality inspection, monitoring and reporting matters related to Inventory produced under the SCJ License, including without limitation records of product samples provided to SCJ and SCJs approvals, records of SCJ’s inspections of any facilities at which Inventory is manufactured (in whole or in part), and records of all products submitted to third parties for legal compliance or quality inspection (e.g., Consumer Testing Labs) and the results of any such third party tests, and (ii) deliver to Agent, on an annual basis together with delivery of the audited financial statements required under Section 9.7 and as more frequently as may be reasonably requested by Agent, copies of such records and reporting.

6.11       Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect. Without limiting the foregoing, Credit Parties shall take such actions as are necessary or as the Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations are secured by substantially all of the Collateral of Borrowers and each Credit Party and guaranteed by each Subsidiary other than CFC Entities, in each case as the Agent may determine, including (i) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, financing statements and other documents, and the filing or recording of any of the foregoing, (ii) the delivery of opinions of counsel, and (iii) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession.

6.12       Post-Closing Obligations. Within thirty (30) days following the Closing Date (or such later date agreed to by Agent), use commercially reasonable efforts to deliver to Agent evidence that the following security assignments have been terminated of record with the United States Patent and Trademark Office: (i) security assignment in favor of Cole Taylor Bank dated as of December 31, 2003 and recorded at Reel 2901, Frame 0848; and (ii) security assignment in favor of Congress Financial Corporation (Central) dated as of January 12, 2001 and recorded at Reel 011474, Frame 0154.

6.13       Government Receivables. Take all steps necessary to protect Agent's interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between any Credit Party and the United States, any state or any department, agency or instrumentality of any of them.

6.14       Mexican Collateral Matters.

(a)          Each Mexican Credit Party shall ensure that not more than an aggregate amount of $200,000 for more than three (3) consecutive Business Days shall be maintained in the deposit accounts of the Mexican Credit Parties and such amount shall be held by the Mexican Credit Parties only for use by the Mexican Credit Parties to make payments in respect of accounts payable, payroll and other working capital expenses in each case in the Ordinary Course of Business (it being understood that any amounts in excess of such amount shall be promptly repatriated to a deposit account of a Borrower).

(b)          As of the Closing Date, (i) no Mexican Credit Party maintains any employees directly and (ii) all employees working on behalf of the Mexican Credit Parties are leased from a third party provider. Each Mexican Credit Party shall promptly (and in any event within two (2) Business Days) notify Agent if it hires or otherwise maintains any employees directly so that Agent can establish an appropriate Mexican Priority Payables Reserve in respect thereof.

6.15       Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party's obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.15, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.15 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents. Each Qualified ECP Loan Party intends that this Section 6.15 constitute, and this Section 6.15 shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support, or other agreement" for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18(A)(v)(II) of the CEA.

VII.         NEGATIVE COVENANTS.

No Credit Party shall, until satisfaction in full of the Obligations and termination of this Agreement:

7.1         Merger, Consolidation, Acquisition and Sale of Assets.

(a)          Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, except (i) any Borrower may merge, consolidate or reorganize with another Borrower or a Borrower may acquire the assets or Equity Interest of another Borrower so long as such Borrower provides Agent with ten (10) days prior written notice of such merger, consolidation or reorganization and delivers all of the relevant documents evidencing such merger, consolidation or reorganization, (ii) any Subsidiary of a Borrower that is not a Credit Party may merge or consolidate with a Credit Party if such Credit Party is the surviving entity and (iii) Permitted Acquisitions.

(b)          Sell, lease, transfer or otherwise dispose of any of its properties or assets, except Permitted Dispositions.

7.2         Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.

7.3         Guarantees. Become liable upon the obligations or liabilities of any other Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) guarantees made in the Ordinary Course of Business and not otherwise referred to in clauses (a), (c) or (d) of this Section 7.3 up to an aggregate amount of $50,000 at any one time outstanding, (c) guarantees by one or more Credit Party(ies) of the Indebtedness or obligations of any other Credit Party(ies) that is a Domestic Subsidiary to the extent such Indebtedness or obligations are permitted to be incurred and/or outstanding pursuant to the provisions of this Agreement and (d) the endorsement of checks in the Ordinary Course of Business.

7.4         Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, other than Permitted Investments.

7.5         [Reserved].

7.6         Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in an aggregate amount for all Credit Parties in excess of $1,250,000 for any fiscal year.

7.7         Dividends. Declare, pay or make any dividend or distribution on any Equity Interests of any Credit Party (other than dividends or distributions payable in its Equity Interests, or split-ups or reclassifications of its Equity Interests) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Credit Party other than Permitted Dividends.

7.8         Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.9         Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby or businesses related or incidental thereto, purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.10       Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for (i) transactions among Credit Parties which are not expressly prohibited by the terms of this Agreement and which are in the Ordinary Course of Business, (ii) transactions among Credit Parties and Clever Container constituting Permitted Intercompany Investments, (iii) payment by Credit Parties of dividends and distributions permitted under Section 7.7 hereof, (iv) transactions which are in the Ordinary Course of Business, on an arm's-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate; and (v) payment of reasonable and customary independent directors' fees and expenses, including, without limitation, travel expenses, and indemnities, provided that the amount of such fees and expenses does not exceed $75,000 in the aggregate (excluding the value of any payments to directors consisting of Equity Interests of Company) during any fiscal year, and reasonable compensation to employees and members of its management.

7.11       Reserved.

7.12       Subsidiaries.

(a)          Form any Subsidiary, except a Domestic Subsidiary that expressly joins in this Agreement as a borrower and becomes jointly and severally liable for the Obligations of Borrowers hereunder. Borrowers shall provide all documents, including without limitation, legal opinions and appraisals as Agent may reasonably require to establish compliance with each of the foregoing conditions in connection therewith.

(b)          Enter into any partnership, joint venture or similar arrangement.

7.13       Fiscal Year and Accounting Changes. Change its fiscal year from December 31 or make any significant change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.14       Pledge of Credit. Now or hereafter pledge Agent's or any Lender's credit on any purchases, commitments or contracts or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Credit Party's business operations as permitted by this Agreement.

7.15       Amendment of Organizational Documents. (i) Change its legal name, (ii) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (iii) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, or (iv) otherwise amend, modify or waive any term or material provision of its Organizational Documents in a manner adverse to Lenders unless required by law, in any such case without (x) giving at least thirty (30) days prior written notice of such intended change to Agent, (y) having received from Agent confirmation that Agent has taken all steps necessary for Agent to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Credit Party and in the Equity Interests of such Credit Party and (z) in any case under clause (iv), having received the prior written consent of Required Lenders to such amendment, modification or waiver.

7.16       Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Pension Benefit Plan, Multiple Employer Plan or Multiemployer Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt "prohibited transaction", as that term is defined in Section 406 of ERISA or Section 4975 of the Code that results in material liability to such members of the Controlled Group, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any material liability of any Credit Party or any member of the Controlled Group or the imposition of a lien on the property of any Credit Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (v) fail promptly to notify Agent of the occurrence of any Termination Event, (vi) fail to materially comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (vii) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan, or (viii) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct.

7.17       Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders subject to Section 2.20 and the Shareholder Subordinated Loans subject to Section 7.18), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Credit Party, except for payments in respect of intercompany Indebtedness to the extent constituting Permitted Intercompany Investments.

7.18       Shareholder Subordinated Loan. At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of the Shareholder Subordinated Loan, except as expressly permitted in the Shareholder Subordination Agreement and except for the non-cash conversion of any portion of such loan to an Equity Interest in Company.

VIII.         CONDITIONS PRECEDENT.

8.1         Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a)          Note. Agent shall have received the Notes duly executed and delivered by an authorized officer of each Borrower;

(b)          Other Documents. Agent shall have received each of the executed Other Documents, as applicable;

(c)          Mortgage and Surveys. Agent shall have received in form and substance satisfactory to Lenders (i) an executed Mortgage and (ii) surveys;

(d)          Title Insurance. Agent shall have received fully paid mortgagee title insurance policies (or binding commitments to issue title insurance policies, marked to Agent's satisfaction to evidence the form of such policies to be delivered with respect to the Mortgage), in standard ALTA form, issued by a title insurance company satisfactory to Agent, each in an amount equal to not less than the fair market value of the Real Property subject to the Mortgage, insuring the Mortgage to create a valid Lien on the Real Property with no exceptions which Agent shall not have approved in writing and no survey exceptions;

(e)          Environmental Reports. Agent shall have received all environmental studies and reports prepared by independent environmental engineering firms with respect to all Real Property owned or leased by any Borrower;

(f)          Financial Condition Certificates. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(g).

(g)          Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of each Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, and (ii) on such date no Default or Event of Default has occurred or is continuing;

(h)          Undrawn Availability. After giving effect to both the initial Advances hereunder and the payment of all fees, costs and expenses on the Closing Date, Borrowers shall have Undrawn Availability (less all trade payable sixty (60) days or more past due) of at least $2,000,000;

(i)          Leverage Ratio. The Leverage Ratio of Company and its Subsidiaries as of the Closing Date is not greater than 4.75 to 1.00, calculated based on EBITDA for the twelve (12) month period ended September 30, 2017 and after giving effect to the initial Advances hereunder and the use of proceeds thereof;

(j)          Controlled Accounts. Borrowers shall have opened the Controlled Accounts with PNC or with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral and Agent shall have entered into control agreements with the applicable financial institutions in form and substance satisfactory to Agent with respect to such Controlled Accounts;

(k)          Shareholder Subordinated Loan Documents. Agent shall have received final executed copies of the Shareholder Subordinated Loan Documents, and all related agreements, documents and instruments as in effect on the Closing Date all of which shall be satisfactory in form and substance to Agent.

(l)          Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(m)          Lien Waiver Agreements. Agent shall have received Lien Waiver Agreements with respect to all locations or places at which Inventory, Equipment and books and records are located;

(n)          Secretary's Certificates, Authorizing Resolutions and Good Standings of Borrowers. Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Borrower in form and substance satisfactory to Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of such Borrower authorizing (x) the execution, delivery and performance of this Agreement, the Notes and each Other Document to which such Borrower is a party (including authorization of the incurrence of indebtedness, borrowing of Revolving Advances and Term Loan on a joint and several basis with all Borrowers as provided for herein), and (y) the granting by such Borrower of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of Borrowers (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Borrower authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Borrower as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status, if available) of such Borrower in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Borrower's business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(o)          Secretary's Certificates, Authorizing Resolutions and Good Standings of Guarantors. Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Guarantor in form and substance satisfactory to Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of each Guarantor authorizing (x) the execution, delivery and performance of such Guarantor's Guaranty and each Other Document to which such Guarantor is a party and (y) the granting by such Guarantor of the security interests in and liens upon the Collateral to secure its obligations under its Guaranty (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Guarantor authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Guarantor as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Guarantor in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Guarantor's business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(p)          Legal Opinion. Agent shall have received the executed legal opinion of Vanasco Genelly & Miller in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, the Other Documents, and related agreements as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(q)          No Litigation. No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Borrower or against the officers or directors of any Borrower (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(r)          Collateral Examination. Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Agent, of the Receivables, Inventory, Real Property and Equipment of each Credit Party and all books and records in connection therewith;

(s)          Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof and the Fee Letter;

(t)          Pro Forma Financial Statements. Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Agent;

(u)          Insurance. Agent shall have received in form and substance satisfactory to Agent, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect, (ii) insurance certificates issued by Borrowers' insurance broker containing such information regarding Borrowers' casualty and liability insurance policies as Agent shall request and naming Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable, and (iii) loss payable endorsements issued by Borrowers' insurer naming Agent as lenders loss payee and mortgagee, as applicable;

(v)         Flood Insurance. Evidence that adequate flood insurance required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to Agent and its counsel naming Agent as additional insured, mortgagee and lender loss payee, as applicable, and evidence that Borrowers have taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any Real Property that will be subject to a Mortgage in favor of Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

(w)          Payment Instructions. Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(x)          Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(y)          No Adverse Material Change. (i) Since December 31, 2016, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(z)          Contract Review. Agent shall have received and reviewed all Material Contracts of Borrowers including leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

(aa)         Compliance with Laws. Agent shall be reasonably satisfied that each Borrower is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Anti-Terrorism Laws; and

(bb)         Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

8.2         Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)          Representations and Warranties. Each of the representations and warranties made by any Borrower or any other Credit Party in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all respects on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date);

(b)          No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c)          Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

Notwithstanding anything contained herein to the contrary, at the direction of Required Lenders, Lenders with a Revolving Commitment shall continue to make Revolving Advances notwithstanding whether the foregoing conditions precedent have been satisfied.

IX.          INFORMATION AS TO BORROWERS.

Each Borrower shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1         Disclosure of Material Matters. Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Borrower's reclamation or repossession of, or the return to any Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2         Schedules. Deliver to Agent (i) on or before the twentieth (20th) day of each month (or such later date as Agent shall agree to in its sole discretion) as and for the prior month (a) accounts receivable ageings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports (including a summary of Consigned Inventory) and (d) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent's rights under this Agreement) and (ii) on or before Tuesday of each week, a sales report and sales roll forward for the prior week. In addition, each Borrower will deliver to Agent at such intervals as Agent may require: (i) confirmatory assignment schedules; (ii) copies of Customer's invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by each Borrower and delivered to Agent from time to time solely for Agent's convenience in maintaining records of the Collateral, and any Borrower's failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent's Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent.

9.3         Environmental Reports.

(a)          Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a certificate signed by the President of Borrowing Agent stating, to the best of his knowledge, that each Borrower is in compliance in all material respects with all applicable Environmental Laws. To the extent any Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

(b)          In the event any Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at the Real Property (any such event being hereinafter referred to as a "Hazardous Discharge") or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower's interest therein or the operations or the business (any of the foregoing is referred to herein as an "Environmental Complaint") from any Person, including any Governmental Body, then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(c)          Borrowing Agent shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Materials at any other site owned, operated or used by any Credit Party to manage of Hazardous Materials and shall continue to forward copies of correspondence between any Credit Party and the Governmental Body regarding such claims to Agent until the claim is settled. Borrowing Agent shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge or Environmental Complaint at the Real Property, operations or business that any Credit Party is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent's security interest in and Lien on the Collateral.

9.4         Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower or any Guarantor, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5         Material Occurrences. Immediately notify Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event of default under the Shareholder Subordinated Loan Documents; (c) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the Shareholder Subordinated Loan Documents; (d) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Borrower as of the date of such statements; (e) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; (f) each and every default by any Borrower which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (g) any other development in the business or affairs of any Borrower or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.

9.6         Government Receivables. Notify Agent immediately if any of its Receivables arise out of contracts between any Borrower and the United States, any state, or any department, agency or instrumentality of any of them.

9.7         Annual Financial Statements. Furnish Agent and Lenders within one hundred twenty (120) days after the end of each fiscal year of Borrowers, financial statements of Borrowers on a consolidating and consolidated basis (which may include, for the avoidance of doubt, the Consolidated Variable Interest Entities) including, but not limited to, statements of income and stockholders' equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrowers and satisfactory to Agent (the "Accountants"). The report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Borrowers' compliance with the requirements or restrictions imposed by Sections 6.5 and 7.6 hereof. In addition, the reports shall be accompanied by a Compliance Certificate.

9.8         Quarterly Financial Statements. Furnish Agent and Lenders within forty five (45) days after the end of each fiscal quarter (or such later date as Agent shall agree to in its sole discretion), an unaudited balance sheet of Borrowers on a consolidated and consolidating basis and unaudited statements of income and stockholders' equity and cash flow of Borrowers on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Borrowers' business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The reports shall be accompanied by a Compliance Certificate.

9.9         Monthly Financial Statements. Furnish Agent and Lenders within thirty (30) days after the end of each month (including for the months of March, June, September and December) (or such later date as Agent shall agree to in its sole discretion), an unaudited balance sheet of Borrowers on a consolidated and consolidating basis and unaudited statements of income and stockholders' equity and cash flow of Borrowers on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Borrowers' business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The reports shall be accompanied by a Compliance Certificate.

9.10       Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, (i) with copies of such financial statements, reports and returns as each Borrower shall send to its stockholders and (ii) copies of all notices, reports, financial statements and other materials sent pursuant to the Shareholder Subordinated Loan Documents.

9.11       Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement have been complied with by Borrowers including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Borrower's opening of any new office or place of business or any Borrower's closing of any existing office or place of business, and (c) promptly upon any Borrower's learning thereof, notice of any labor dispute to which any Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound.

9.12       Projected Operating Budget. Furnish Agent and Lenders, no later than thirty (30) days prior to the beginning of each Borrower's fiscal years commencing with fiscal year 2018, a month by month projected operating budget and cash flow of Borrowers on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.13       Variances From Operating Budget. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, a written report summarizing all material variances from budgets submitted by Borrowers pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14       Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of any Borrower's business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Borrower or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower or any Guarantor, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower or any Guarantor.

9.15       ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (i) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

9.16       Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.17       Updates to Certain Schedules. Deliver to Agent promptly as shall be required to maintain the related representations and warranties as true and correct, updates to Schedules 4.4 (Locations of Equipment and Inventory), 5.9 (Intellectual Property), 5.24 (Equity Interests), 5.25 (Commercial Tort Claims), and 5.26 (Letter-of-Credit Rights); provided, that absent the occurrence and continuance of any Event of Default, Borrower shall only be required to provide such updates on a monthly basis in connection with delivery of a Compliance Certificate with respect to the applicable month. Any such updated Schedules delivered by Borrowers to Agent in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement.

9.18       Financial Disclosure. Each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of such Borrower's financial statements, trial balances or other accounting records of any sort in the accountant's or auditor's possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Borrower's financial status and business operations. Each Borrower hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to such Borrower, whether made by such Borrower or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from such Borrower prior to obtaining such information or materials from such accountants or Governmental Bodies.

X.           EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an "Event of Default":

10.1       Nonpayment. Failure by any Borrower to pay (a) when due any principal or interest on the Obligations (including without limitation pursuant to Section 2.9), or (b) within five (5) days of when due, any other fee, charge, amount or liability provided for herein or in any Other Document, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment.

10.2       Breach of Representation. Any representation or warranty made or deemed made by any Borrower or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

10.3       Financial Information. Failure by any Borrower to (i) furnish financial information when due or when requested, or (ii) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms hereof;

10.4       Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment (a) against any Borrower's Inventory or Receivables or (b) against a material portion of any Borrower's other property which is not stayed or lifted within thirty (30) days;

10.5       Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3 and 10.5(ii), (i) failure or neglect of any Borrower, any Guarantor or any Person to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between any Borrower, any Guarantor or such Person, and Agent or any Lender, or (ii) failure or neglect of any Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.5, 6.1, 6.3, 6.11, 6.13, 9.4 or 9.6 hereof which is not cured within ten (10) days from the earlier of (a) the knowledge of any senior member of management of Company thereof or (b) written notice from Agent to Borrowing Agent of the occurrence of such failure or neglect;

10.6       Judgments. Any (a) judgment or judgments, writ(s), order(s) or decree(s) for the payment of money are rendered against any Borrower or any Guarantor for an aggregate amount in excess of $100,000 or against all Borrowers or Guarantors for an aggregate amount in excess of $200,000 and (b) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Borrower or any Guarantor to enforce any such judgment, (ii) such judgment shall remain undischarged for a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon assets or properties of any Borrower or any Guarantor shall be senior to any Liens in favor of Agent on such assets or properties;

10.7       Bankruptcy. Any Borrower, any Guarantor, any Subsidiary or Affiliate of any Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.8       Material Adverse Effect. The occurrence of any event or development which could reasonably be expected to have a Material Adverse Effect;

10.9       Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law to the extent such Liens only attach to Collateral other than Receivables or Inventory);

10.10      Shareholder Subordinated Loan Default. An event of default has occurred under the Shareholder Subordinated Loan Documents, which default shall not have been cured or waived within any applicable grace period, or if any Person party to a Shareholder Subordination Agreement breaches or violates, or attempts to terminate or challenge the validity of, such agreement;

10.11      Cross Default. Either (x) any specified "event of default" under any Indebtedness (other than the Obligations) of any Borrower with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $50,000 or more, or any other event or circumstance which would permit the holder of any such Indebtedness of any Borrower to accelerate such Indebtedness (and/or the obligations of Borrower thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness) or (y) a default of the obligations of any Borrower under any other agreement to which it is a party shall occur which has or is reasonably likely to have a Material Adverse Effect;

10.12      Breach of Guaranty or Pledge Agreement. Termination or breach of any Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement;

10.13     Change of Control. Any Change of Control shall occur;

10.14     Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower or any Guarantor, or any Borrower or any Guarantor shall so claim in writing to Agent or any Lender or any Borrower challenges the validity of or its liability under this Agreement or any Other Document;

10.15     Seizures. Any (a) portion of the Collateral shall be seized, subject to garnishment or taken by a Governmental Body, or any Borrower or any Guarantor, or (b) the title and rights of any Borrower, any Guarantor or any shareholder of a Credit Party which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit, garnishment or other proceeding which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.16     Reserved.

10.17     Pension Plans. An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect; or the occurrence of any Termination Event, or any Borrower's failure to immediately report a Termination Event in accordance with Section 9.15 hereof; or

10.18         Anti-Money Laundering/International Trade Law Compliance. Any representation or warranty contained in Section 16.18 is or becomes false or misleading at any time.

XI.          LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT.

11.1       Rights and Remedies.

(a)          Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7 (other than Section 10.7(vii)), all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, (ii) any of the other Events of Default and at any time thereafter, at the option of Agent or at the direction of Required Lenders all Obligations shall be immediately due and payable and Agent or Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) without limiting Section 8.2 hereof, any Default under Sections 10.7(vii) hereof, the obligation of Lenders to make Advances hereunder shall be suspended until such time as such involuntary petition shall be dismissed. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. At any time following the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent's security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. At any time after the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent's reasonable and documented out-of-pocket collection expenses may be charged to Borrowers' Account and added to the Obligations. Agent may enter any of any Borrower's premises or other premises without incurring liability to any Borrower therefor, and Agent may thereupon, or at any time thereafter, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrowers to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid (including credit bid) for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Borrower's (a) Intellectual Property which is used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.

(b)          To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for Agent: (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent's exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Borrower or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2       Agent's Discretion. During the continuance of an Event of Default, Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Agent's or Lenders' rights hereunder as against Borrowers or each other.

11.3       Setoff. Subject to Section 14.13, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Borrower's property held by Agent and such Lender or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Agent and such Lender with respect to any deposits held by Agent or such Lender.

11.4       Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5       Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or in respect of the Collateral may, at Agent's discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees) of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents, and any Intentional Overadvances and Protective Advances funded by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above) arising under this Agreement (including Cash Management Liabilities and Hedge Liabilities) (including the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof);

EIGHTH, to all other Obligations arising under this Agreement which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses "FIRST" through "SEVENTH" above; AND

NINTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances, Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Advances, Cash Management Liabilities and Hedge Liabilities) of amounts available to be applied pursuant to clauses "SIXTH", "SEVENTH", and "EIGHTH" above; (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party's Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers and/or Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause "SEVENTH" above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(b) hereof and applied (A) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses "SEVENTH" and "EIGHTH" above in the manner provided in this Section 11.5.

XII.         WAIVERS AND JUDICIAL PROCEEDINGS.

12.1       Waiver of Notice. Each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2       Delay. No delay or omission on Agent's or any Lender's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3       Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.       EFFECTIVE DATE AND TERMINATION.

13.1       Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until December 14, 2022 (the "Term") unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon ninety (90) days prior written notice to Agent upon payment in full of the Obligations. In the event the Obligations are prepaid in full (whether voluntary or involuntary, including after acceleration thereof) and this Agreement is terminated prior to the last day of the Term or the Revolving Commitments are permanently reduced pursuant to Section 2.20 (the date of such prepayment or permanent commitment reduction hereinafter referred to as an "Early Termination Date"), Borrowers shall concurrently pay to Agent for the benefit of Lenders an early termination fee (the "Early Termination Fee") in an amount equal to (x)  2.0% of the sum of the Maximum Revolving Advance Amount (or amount of permanent reduction to the Revolving Commitments under Section 2.20, as applicable) and the outstanding principal balance of the Term Loan if the Early Termination Date occurs on or after the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date, (y) 1.0% of the sum of the Maximum Revolving Advance Amount (or amount of permanent reduction to the Revolving Commitments under Section 2.20, as applicable) and the outstanding principal balance of the Term Loan if the Early Termination Date occurs on or after the first anniversary of the Closing Date to and including the date immediately preceding the second anniversary of the Closing Date, and (z) $0.00 if the Early Termination Date occurs on or after the second anniversary of the Closing Date to and including the date immediately preceding the third anniversary of the Closing Date; provided, that the Early Termination Fee shall be deemed to be $0.00 for all purposes hereunder if the Early Termination Date occurs as a result of a refinancing transaction provided or agented by PNC. For the avoidance of doubt, the automatic or declared acceleration of the Obligations constitutes an involuntary prepayment for which the Early Termination Fee shall be due and payable. The Early Termination Fee shall be due and owing if following an acceleration of the Obligations, (i) Borrowers tender payment (voluntarily or involuntarily), (ii) Lenders obtain a recovery through an exercise of remedies or otherwise, or (iii) the Obligations are satisfied as a result of a foreclosure sale, deed in lieu, or by any other means. Each Borrower acknowledges and agrees that the Early Termination Fee constitutes liquidated damages, and not a claim for unmatured interest or a penalty, and that the Early Termination Fee represents a reasonable forecast of the damages caused by prepayment. Each Borrower further acknowledges and agrees that any Early Termination Fee due hereunder is secured by the Collateral.

13.2       Termination. The termination of the Agreement shall not affect Agent's or any Lender's rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created and Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers' Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or each Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

XIV.       REGARDING AGENT.

14.1       Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 2.8(b), 3.3, 3.4 and the Fee Letter), charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which, in Agent's discretion, exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2       Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.

14.3       Lack of Reliance on Agent. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition or prospects of any Borrower, or the existence of any Event of Default or any Default.

14.4       Resignation of Agent; Successor Agent. Agent may resign on sixty (60) days written notice to each Lender (or such shorter notice as Required Lenders may agree to) and Borrowing Agent (provided, no notice shall be required to be given to Borrowing Agent if an Event of Default exists) and upon such resignation, Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers (provided that no such approval by Borrowers shall be required (i) in any case where the successor Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default). Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent's right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document (including the Mortgages, Pledge Agreement and all account control agreements), and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent's appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Agent's resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

14.5       Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.

14.6       Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.7       Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.8       Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount constitutes of the total aggregate Revolving Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.9       Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term "Lender" or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.10     Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 or Borrowing Base Certificates from any Borrower pursuant to the terms of this Agreement which any Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.11     Borrowers' Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower's obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.12      No Reliance on Agent's Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Borrowers, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

14.13      Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

14.14      Collateral Matters.

(a)          The Lenders hereby irrevocably authorize Agent to release any Lien on any Collateral (i) upon the termination of the Revolving Commitments and payment and satisfaction in full of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted hereunder (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property released pursuant to Section 4.13, (iv) constituting property in which no Credit Party or any of its Subsidiaries owned any interest at the time Agent's Lien was granted nor at any time thereafter, (v) constituting property leased or licensed to a Credit Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (vi) in connection with a credit bid or purchase authorized under this Section 14.14. The Credit Parties and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to (A) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (B) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Uniform Commercial Code, including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code, or (C) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral (other than pursuant to a disposition of such Collateral consented to by Required Lenders), all of the Lenders or (z) otherwise, the Required Lenders. Upon request by Agent or Borrowers at any time, the Lenders will confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 14.14; provided, that (1) anything to the contrary contained in this Agreement or any of the Other Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent's opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)          Agent shall have no obligation whatsoever to any of the Lenders (i) to verify or assure that the Collateral exists or is owned by a Credit Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to this Agreement or any Other Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.

14.15      Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a)          is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Credit Party or its Subsidiaries (each, a "Report") prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)          expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)          expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any field examination will inspect only specific information regarding the Credit Parties and their Subsidiaries and will rely significantly upon Credit Parties' and their Subsidiaries' books and records, as well as on representations of Credit Parties' personnel,

(d)          agrees to keep all Reports and other material, non-public information regarding the Credit Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 16.15, and

(e)          without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Credit Parties, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys' fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Credit Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Credit Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of this Agreement or any Other Documents, to request additional reports or information from any Credit Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Credit Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

14.16     Several Obligations; No Liability. Notwithstanding that certain of the Other Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Revolving Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Revolving Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its participants of any matters relating to this Agreement and the Other Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any participant of any other Lender.

14.17     Bank Product Providers. Each Secured Party that provides Cash Management Products and Services, Lender-Provided Interest Rate Hedges or Lender-Provided Foreign Currency Hedges (each a "Bank Product Provider") in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the Other Documents for purposes of any reference in this Agreement or any Other Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Provider and, by virtue of entering into an agreement or arrangement to provide Cash Management Products and Services, Lender-Provided Interest Rate Hedges or Lender-Provided Foreign Currency Hedges, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of this Agreement and the Other Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under this Agreement and the Other Documents consist exclusively of such Bank Product Provider's being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into an agreement or arrangement to provide Cash Management Products and Services, Lender-Provided Interest Rate Hedges or Lender-Provided Foreign Currency Hedges, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Cash Management Liabilities, Interest Rate Hedge Liabilities and Foreign Currency Hedge Liabilities and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. Notwithstanding anything to the contrary in this Agreement or any Other Document, no provider or holder of any Cash Management Products and Services, Lender-Provided Interest Rate Hedges or Lender-Provided Foreign Currency Hedges shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the Other Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

XV.        BORROWING AGENCY.

15.1       Borrowing Agency Provisions; Joint and Several Liability.

(a)          Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b)          The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c)          All Borrowers shall be jointly and severally liable for all amounts due to Agent and Lenders under this Agreement and the Other Documents, regardless of which Borrower actually receives the Advances or other financial accommodations hereunder or the amount of such Advances or financial accommodations received or the manner in which Agent and Lenders account for such Advances or financial accommodations on its books and records. The Obligations shall be primary obligations of all Borrowers. The Obligations arising as a result of the joint and several liability of a Borrower shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrowers or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrowers, (ii) the absence of any attempt to collect the Obligations from the other Borrowers or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Agent or Lenders with respect to any provisions of any instrument evidencing the Obligations of the other Borrowers, or any part thereof, or any other agreement now or hereafter executed by the other Borrowers and delivered to Agent, for itself and on behalf of Lenders, except to the extent such waiver, consent, extension, forbearance or granting of any indulgence explicitly is effective with respect to such Borrower, (iv) the failure by Agent or Lenders to take any steps to perfect and maintain its security interest in, or to preserve its rights and maintain its security or collateral for the Obligations of the other Borrowers, (v) the election of Agent or Lenders in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) the disallowance of all or any portion of the claim(s) of Agent or Lenders for the repayment of the Obligations of the other Borrowers under Section 502 of the Bankruptcy Code, or (vii) any other circumstances which might constitute a legal or equitable discharge or defense of the other Borrowers other than payment in full of the Obligations. With respect to the Obligations arising as a result of the joint and several liability of a Borrower, each Borrower waives, until payment in full of the Obligations and this Agreement, any right to enforce any right of subrogation or any remedy which Agent or Lenders now has or may hereafter have against Borrowers, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent and Lenders. Upon any Event of Default and for so long as the same is continuing, Agent and Lenders may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrowers or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that Agent and Lenders shall be under no obligation to marshal any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations.

(d)          Each Borrower expressly subordinates any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers' property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement until payment in full of the Obligations.

(e)          Each Borrower expressly subordinates all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Credit Party, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section are of the essence of the transaction contemplated by this Agreement and the Other Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit.

(f)          Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Agreement and the Other Documents. If, in the exercise of any rights or remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party, whether because of any Applicable Laws pertaining to "election of remedies" or otherwise, each Borrower consents to such action by Agent or such Lender and waives (to the extent permitted by Applicable Law) any claim based upon such action, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had but for such action. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower's rights of subrogation against any other Person. If Agent bids at any foreclosure or trustee's sale or at any private sale, Agent may bid all or a portion (in Agent's discretion) of the Obligations and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. Subject to Applicable Law, the amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be commercially reasonable, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of such Borrower's Obligations to Agent and Lenders, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(g)          Notwithstanding any other provision of this Section 15, the joint and several liability of each Borrower hereunder shall be limited to a maximum amount as would not, after giving effect to such maximum amount, render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or comparable law. In determining the limitations, if any, on the amount of any Borrower's obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Borrower may have under this Section 15, any other agreement or applicable law shall be taken into account. Subject to the restrictions, limitations and other terms of this Agreement, each Borrower hereby agrees that to the extent that a Borrower shall have paid more than its proportionate share of any payment made hereunder, such Borrower shall be entitled to seek and receive contribution from and against any other Borrower hereunder which has not paid its proportionate share of such payment.

15.2       Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrowers' property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

XVI.       MISCELLANEOUS.

16.1       Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Credit Party with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Credit Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Credit Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent's option, by service upon Borrowing Agent which each Credit Party irrevocably appoints as such Credit Party's Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Credit Party in the courts of any other jurisdiction. Each Credit Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Credit Party waives the right to remove any judicial proceeding brought against such Credit Party in any state court to any federal court. Any judicial proceeding by any Credit Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

16.2       Entire Understanding.

(a)          This Agreement and the documents executed concurrently herewith contain the entire understanding between each Credit Party, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower's and Agent's and each Lender's respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Credit Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)          Required Lenders, Agent with the consent in writing of Required Lenders, and Borrowers may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, amending, varying or waiving in any manner the rights of Lenders, Agent or Borrowers hereunder or thereunder or the conditions, provisions or terms hereof or thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i)          increase or extend the Revolving Commitment, the Revolving Commitment Percentage or the Revolving Commitment Amount of any Lender without the consent of such Lender;

(ii)         waive, extend or postpone the Maturity Date or any date fixed by this Agreement or any Other Document for any scheduled payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Agent));

(iii)        except in connection with any increase pursuant to Section 2.24 hereof, increase the Maximum Revolving Advance Amount without the consent of all Lenders;

(iv)        alter the definition of the term Required Lenders or Supermajority Lenders or alter, amend or modify this Section 16.2(b) or any provision of this Agreement providing for consent or other action by all Lenders, without the consent of all Lenders;

(v)         alter, amend or modify the provisions of Section 2.20 or 11.5 without the consent of all Lenders;

(vi)        except as permitted by Section 14.14, release all or substantially all of the Collateral without the consent of all Lenders;

(vii)       other than in connection with a liquidation, dissolution or disposition of a Credit Party permitted by the terms hereof or otherwise consented to by Required Lenders or the payment in full of the Obligations, release any Credit Party from its liability for the Obligations without the consent of all of the Lenders; or

(viii)      increase the Advance Rates above the Advance Rates in effect on the Closing Date or otherwise modify the Formula Amount if the effect thereof is to increase the amount available to be borrowed by Borrowers without the consent of the Supermajority Lenders.

Notwithstanding the foregoing:

(A)         No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the Other Documents pertaining to Issuer, or any other rights or duties of Issuer under this Agreement or the Other Documents, without the written consent of Issuer, Agent, Borrowers and the Required Lenders;

(B)         No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the Other Documents pertaining to Swing Loan Lender, or any other rights or duties of Swing Loan Lender under this Agreement or the Other Documents, without the written consent of Swing Loan Lender, Agent, Borrowers and the Required Lenders;

(C)         No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the Other Documents pertaining to Agent, or any other rights or duties of Agent under this Agreement or the Other Documents, without the written consent of Agent, Borrowers and the Required Lenders;

(D)         Anything in this Section 16.2(b) to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any Other Document that relates only to the relationship of the Lenders among themselves, and that does not affect the rights or obligations of any Credit Party, shall not require consent by or the agreement of any Credit Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any Other Document may be entered into without the consent of, or over the objection of, any Defaulting Lender; and

(E)         The Fee Letter may only be amended with the consent of Agent and Borrowers (it being understood that no Lender's consent shall be required).

(c)          Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d)          In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by Agent in compliance with Sections 3.11 and 16.3 (the "Designated Lender"), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within ten (10) days following such Lender's denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.

(e)          Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement at any time an Out-of-Formula Loan exists or Borrowers make a request for an Advance that would result in an Out-of-Formula Loan, Agent may in its discretion and without the consent of any Lender, knowingly and intentionally, continue to make Revolving Advances (any such intentional Revolving Advance, an "Intentional Overadvance") to Borrowers unless such authorization is revoked by Required Lenders effective upon receipt by Agent of written notice of such revocation from Required Lenders; provided, that Agent may not make any Intentional Overadvance if, after giving effect to such Intentional Overadvance, the aggregate outstanding Intentional Overadvances would exceed ten percent (10%) of the Maximum Revolving Advance Amount (or such higher amount as Required Lenders may consent to) or would cause the Advances to exceed the Maximum Revolving Advance Amount. If Agent is willing in its sole and absolute discretion to make Intentional Overadvances, Lenders holding the Revolving Commitments shall be obligated to fund such Intentional Overadvances in accordance with their respective Revolving Commitment Percentages, and such Intentional Overadvances shall be payable on demand and shall bear interest at the rate applicable for Revolving Advances consisting of Domestic Rate Loans; provided that, if Agent does make Intentional Overadvances, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount. For purposes of this paragraph, the discretion granted to Agent hereunder to make Intentional Overadvances shall not be limited by the amount of the Out-of-Formula Loan. To the extent any Intentional Overadvances are not actually funded by the other Lenders as provided for in this Section 16.2(e), Agent may elect in its discretion to fund such Intentional Overadvances and any such Intentional Overadvances so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances. Subject to Section 11.5, payments and proceeds of Collateral to be applied to the Revolving Advances shall be applied first to the Intentional Overadvances and then to the other Revolving Advances.

(f)          In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, Agent is hereby authorized by Borrowers and Lenders, at any time in Agent's sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, (iii) whether an Out-of-Formula exists, or (iv) any other contrary provision of this Agreement, to make Revolving Advances (the "Protective Advances") to Borrowers on behalf of Lenders which Agent, in its Permitted Discretion, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement; provided, that the Protective Advances made hereunder shall not exceed ten percent (10%) of the Maximum Revolving Amount (unless Required Lenders agree to a higher amount). Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

16.3       Successors and Assigns; Participations; New Lenders.

(a)          This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b)          Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other Persons (each such transferee or purchaser of a participating interest, a "Participant"). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with Borrower's prior written consent, and (ii) in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant's interest in the Advances.

(c)          Any Lender, with the consent of Agent, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances and/or Term Loans under this Agreement and the Other Documents to one or more additional Persons and one or more additional Persons may commit to make Advances hereunder (each a "Purchasing Lender"), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording under this Agreement in which such Lender has an interest]. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentage and/or Term Loan Commitment Percentage, as applicable, as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages and/or Term Loan Commitment Percentages, as applicable, arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages and/or Term Loan Commitment Percentages, as applicable, arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing; provided, however, that the consent of Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Permitted Assignee; provided that Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within five (5) Business Days after having received prior notice thereof.

(d)          Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances and/or Term Loans under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a "Purchasing CLO" and together with each Participant and Purchasing Lender, each a "Transferee" and collectively the "Transferees"), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned ("Modified Commitment Transfer Supplement"), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower hereby consents to the addition of such Purchasing CLO. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e)          Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f)          Each Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender's possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender's credit evaluation of such Borrower.

(g)          Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.4       Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower's benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5       Indemnity. Each Borrower shall defend, protect, indemnify, pay and save harmless Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an "Indemnified Party") for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, "Claims") which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Borrower's or any Guarantor's failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Agent, Issuer or any Lender under the Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Borrower, any Affiliate or Subsidiary of any Borrowers, or any Guarantor, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto. Without limiting the generality of any of the foregoing, each Borrower shall defend, protect, indemnify, pay and save harmless each Indemnified Party from (x) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder and (y) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with the Real Property, any Hazardous Discharge, the presence of any Hazardous Materials affecting the Real Property (whether or not the same originates or emerges from the Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of the Real Property under any Environmental Laws and any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Borrowers' obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Materials at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials, in each such case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Borrower's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Materials and Hazardous Waste, or other Toxic Substances. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders or Borrowers on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the Indemnified Parties harmless from and against all liability in connection therewith.

16.6       Notice. Any notice or request hereunder may be given to Borrowing Agent or any Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a "Notice") to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., "e-mail") or facsimile transmission or by setting forth such Notice on a website to which Borrowers are directed (an "Internet Posting") if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a)          In the case of hand-delivery, when delivered;

(b)          If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)          In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)          In the case of a facsimile transmission, when sent to the applicable party's facsimile machine's telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)          In the case of electronic transmission, when actually received;

(f)          In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g)          If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Borrower shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)         If to Agent or PNC at:

PNC Bank, National Association

c/o PNC Business Credit

One North Franklin Street

Chicago, Illinois 60606

Attention:       Account Manager – CTI Industries

Telephone:     (312) 454-2920

Facsimile:        (312) 454-2919

with a copy to:

PNC Bank, National Association

PNC Agency Services

PNC Firstside Center

500 First Avenue, 4th Floor

Pittsburgh, Pennsylvania 15219

Attention:      Lisa Pierce

Telephone:    (412) 762-6442

Facsimile:       (412) 762-8672

with an additional copy to:

Goldberg Kohn Ltd.

55 East Monroe, Suite 3300

Chicago, Illinois 60603

Attention:      Jeffrey Dunlop

Telephone:    (312) 863-7128

Facsimile:       (312) 863-7828

(B)         If to a Lender other than Agent, as specified on the signature pages hereof.

(C)         If to Borrowing Agent or any Borrower:

c/o CTI Industries Corporation

22160 N. Pepper Road

Barrington, Illinois 60010

Attention:       ________________

Telephone:     _______________

Facsimile:        _______________

with a copy to:

Vanasco Genelly & Miller

33 North LaSalle Street, Suite 2200

Chicago, Illinois 60602

Attention:       Gerald Miller

Telephone:     (312) 786-5100

Facsimile:        (312) 786-5111

16.7       Survival. The obligations of Borrowers under Sections 2.2(f), 2.2(g), 2.2(h), 3.7, 3.8, 3.9, 3.10, 16.5 and 16.9 and the obligations of Lenders under Sections 2.2, 2.15(b), 2.16, 2.18, 2.19, 14.8 and 16.5, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8       Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9       Expenses. Borrowers shall pay (i) all out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by Agent, any Lender or Issuer (including the fees, charges and disbursements of any counsel for Agent, any Lender or Issuer), and shall pay all fees and time charges for attorneys who may be employees of Agent, any Lender or Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the Other Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of Agent's regular employees and agents engaged periodically to perform audits of the any Borrower's or any Borrower's Affiliate's or Subsidiary's books, records and business properties.

16.10     Injunctive Relief. Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefor, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11     Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Borrower, or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12     Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13     Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

16.14     Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15     Confidentiality; Sharing Information. Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent's, such Lender's and such Transferee's customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by Agent in favor of any Borrower or any of any Borrower's affiliates, the provisions of this Agreement shall supersede such agreements.

16.16     Publicity. Each Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

16.17     Certifications From Banks and Participants; USA PATRIOT Act.

(a)          Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a "shell" and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b)          The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an "account" with such financial institution. Consequently, Lender may from time to time request, and each Borrower shall provide to Lender, such Borrower's name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

16.18     Anti-Terrorism Laws.

(a)          Each Borrower represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b)          Each Borrower covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Borrowers shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

16.19     Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any Other Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to Agent or any Lender hereunder or under the Other Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Agent or any Lender in such currency, Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

[signature page follows]

Each of the parties has signed this Agreement as of the day and year first above written.

BORROWER:

CTI INDUSTRIES CORPORATION

By:	/s/ Stephen M. Merrick
Name:	Stephen M. Merrick
Title:	CEO

GUARANTORS:

CTI SUPPLY, INC.

By:	/s/ Stephen M. Merrick
Name:	Stephen M. Merrick
Title:	President

FLEXO UNIVERSAL, S. DE R.L. DE C.V.

By:	/s/ Stephen M. Merrick
Name:	Stephen M. Merrick
Title:	Secretary

Signature Page to Revolving Credit and Term Loan and Security Agreement

PNC BANK, NATIONAL ASSOCIATION,
as Agent and as the sole Lender

By:	/s/ James Clifton
Name:	James Clifton
Title:	Senior Vice President

Revolving Commitment Percentage: 100%
Revolving Commitment Amount $18,000,000

Term Loan Commitment Percentage: 100%
Term Loan Commitment Amount $6,000,000

Signature Page to Revolving Credit and Term Loan and Security Agreement